UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

Sagent Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JEFFREY M. YORDON	1901 N ROSELLE ROAD, STE 700
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER	SCHAUMBURG, ILLINOIS 60195

April 30, 2014

Dear Fellow Stockholder:

I am pleased to invite you to our 2014 Annual Meeting of Stockholders. We will hold the Annual Meeting at 2:00 p.m. CDT on Thursday, June 12, 2014, at the The Stonegate Conference & Banquet Centre in Hoffman Estates, Illinois. The Centre will open to stockholders at 1:30 p.m. CDT.

We have prepared the following materials for the meeting:

•	a Notice of Annual Meeting of Stockholders;

•	a Proxy Statement describing the proposals to be voted on at the Annual Meeting; and

•	our Annual Report to stockholders highlighting our 2013 financial and business performance.

On April 30, 2014, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access these materials online. We believe electronic delivery will expedite the receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. If you receive a Notice of Internet Availability of Proxy Materials by mail you will not receive a paper copy of the materials, unless you specifically request one. The Notice of Internet Availability of Proxy Materials contains instructions on how you may request a paper copy of the materials. If you receive a paper copy of the materials, it will include a proxy card.

Whether or not you plan to attend the Annual Meeting, I encourage you to vote promptly. You may vote via the Internet or by calling a toll-free number, in accordance with the instructions set forth in the Notice of Internet Availability of Proxy Materials. If you receive the proxy card or voting instruction form by mail, you may also vote by signing, dating and mailing your properly executed proxy card or voting instruction form. The Proxy Statement and the proxy card or voting instruction form include detailed voting instructions. You may also vote in person at the Annual Meeting.

Please register in advance if you would like to attend the Annual Meeting. The Proxy Statement contains the pre-registration instructions. Attendance at the Annual Meeting will be limited to stockholders. You will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 12, 2014

Sagent Pharmaceuticals, Inc.’s Proxy Statement and Annual Report on Form 10-K

are available on our Web site at www.sagentpharma.com

SAGENT PHARMACEUTICALS, INC.

1901 N. Roselle Road, Suite 700

Schaumburg, Illinois 60195

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	2:00 p.m. CDT on Thursday, June 12, 2014.

PLACE:	The Stonegate Conference and Banquet Centre
2401 West Higgins Road Hoffman Estates, Illinois 60169

ITEMS OF BUSINESS:

(1)    To adopt and approve an amendment to our Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of all directors, commencing with the 2016 Annual Meeting of Stockholders;

(2)    To elect as Class III directors the nominees named in the Proxy Statement each to serve a one-year term (if Proposal 1 is approved) or a three-year term (if Proposal 1 is not approved), and until their successors are duly elected and qualified, subject to earlier resignation, removal or death;

(3) To ratify the retention of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

(4) To hold an advisory vote to approve the compensation of the named executive officers; and

(5) To transact any other business properly presented at the meeting or any adjournment thereof.

BOARD RECOMMENDATION:	The Board of Directors recommends that stockholders vote for Items 1, 2, 3, and 4.

WHO MAY VOTE:	Stockholders of record at the close of business on April 16, 2014.

DATE OF DISTRIBUTION:	We mailed our Notice of Internet Availability of Proxy Materials on or about April 30, 2014. For stockholders who previously elected to receive a paper copy of the proxy materials, we mailed the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2013, our letter to stockholders and the proxy card on or about April 30, 2014.

MATERIALS AVAILABLE ON OUR WEB SITE:	This Notice of Meeting, the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2013 and our letter to stockholders are available on our Web site at www.sagentpharma.com.

By order of the Board of Directors,

Michael Logerfo

Executive Vice President, Chief Legal Officer and Corporate Secretary

April 30, 2014

General Information	1

Proposal 1. Adoption and Approval of an Amendment to the Certificate of Incorporation to Declassify the Board of Directors and Provide for the Annual Election of All Directors Commencing with the 2016 Annual Meeting of Stockholders	5

Proposal 2. Election of Directors	7

Our Board of Directors	8

Our Executive Officers	10

Corporate Governance	12

Corporate Governance and Nominating Committee Matters	17

Audit Committee Matters	18

Proposal 3. Ratification of the Retention of Independent Registered Public Accounting Firm	21

Compensation Committee Matters	22

Compensation Discussion and Analysis	27

Executive Compensation	35

Ownership of Equity Securities	43

Proposal 4. Advisory Vote to Approve Named Executive Officer Compensation	46

Other Matters That May Be Presented at the Annual Meeting	48

2015 Annual Meeting of Stockholders	49

References herein to “we,” “us,” “our,” “the Company,” “Sagent” and “Sagent Pharmaceuticals” are to Sagent Pharmaceuticals, Inc. and its consolidated subsidiaries.

GENERAL INFORMATION

Why has this proxy statement been made available?

Our Board of Directors (the “Board”) is soliciting proxies for use at our annual meeting of stockholders to be held on June 12, 2014, and any adjournments or postponements of the meeting. The meeting will be held at the Stonegate Conference and Banquet Centre, 2401 West Higgins Road, Hoffman Estates, Illinois and will begin at 2:00 p.m., CDT. In order to solicit your proxy, we have made the notice of annual meeting, proxy statement, proxy card and Annual Report available to stockholders on the Internet, by e-mail, or by mail on or around April 30, 2014. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What will be voted on at the annual meeting?

Stockholders will vote on the following matters:

•	Adopt and approve an amendment to the Certificate of Incorporation to declassify the Board and provide for the annual election of directors commencing with the 2016 Annual Meeting of Stockholders;

•	Elect the nominees named in the Proxy Statement as Class III directors;

•	An advisory vote to ratify the retention of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	An advisory vote to approve the compensation of named executive officers.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners instead of paper copies of the proxy materials. All stockholders will have the ability to access the proxy materials referred to in the Notice or to request a printed set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. We elected to use electronic notice and access for our proxy materials because we believe it will reduce our printing and mailing costs, and thereby, reduce the environmental impact of our annual stockholders’ meeting (“Annual Meeting”).

Who may vote at the meeting?

The Board has set a record date of April 16, 2014 (the “record date”), meaning that stockholders of record at the close of business on that date may vote at the meeting, or at adjournments or postponements of the meeting.

How many votes do I have?

You have one vote for each share of common stock you hold.

What constitutes a quorum?

The presence in person or by proxy of the holders of shares of common stock representing a majority of all issued and outstanding shares of common stock entitled to vote will constitute a quorum. On April 16, 2014, there were 31,864,163 shares of common stock issued and outstanding.

Shares of common stock represented by a properly completed proxy will be counted as present at the meeting for purposes of determining a quorum, even if the proxy indicates that the stockholder is abstaining from voting. Your shares will be counted for purposes of determining a quorum if you are present and vote in person at the meeting, or if you vote on the Internet, by telephone, or by properly submitting a proxy card or voting instruction form by mail.

What vote is required to approve each matter?

Adoption and Approval of an Amendment to the Certificate of Incorporation to Declassify the Board of Directors and Provide for the Annual Election of All Directors Commencing with the 2016 Annual Meeting of Stockholders. The affirmative vote of at least 66-2/3% of all shares issued and outstanding and entitled to vote generally in the election of directors as of the record date is required for approval of this item.

Election of Directors. Should the nominees for director receive a plurality of the votes of shares present or represented by proxy at the Annual Meeting and entitled to vote in the election of directors, the nominees will be elected as Class III directors. If Proposal No. 1 is approved, the nominees, if elected, will serve for a one-year term, rather than a three-year term, and until their successors are elected and qualified, subject to earlier resignation, removal or death, and commencing with the 2016 Annual Meeting of Stockholders, our Board will no longer be classified. If Proposal No. 1 is not approved, the nominees, if elected, will serve a three-year term and until their successors are elected and qualified, subject to earlier resignation, removal or death, and our Board will remain classified. See “Proposal 1 – Adoption and Approval of an Amendment to the Certificate of Incorporation to Declassify the Board of Directors and Provide for the Annual Election of All Directors Commencing with the 2016 Annual Meeting of Stockholders” in this Proxy Statement.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required for approval of this item. This proposal is advisory in nature, which means that the vote is not binding upon the Company, but the opinions expressed by stockholders on this matter will be taken into consideration.

Approval of the Say on Pay Vote. The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required for approval of this item. This proposal is advisory in nature, which means that the vote is not binding upon the Company. The opinions expressed by stockholders on this matter will be taken into consideration when making future executive compensation decisions.

How do I vote by proxy?

If you are a stockholder of record, you have a choice of granting a proxy over the Internet, granting a proxy by telephone using a toll-free telephone number, voting in person by attending the Annual Meeting, or voting by requesting and completing a proxy card and mailing it in a postage-paid envelope. To grant a proxy over the Internet or by telephone, follow the instructions provided on your proxy card or with the Notice. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time, on June 11, 2014. Other deadlines may apply to you if your stock is held of record by a bank, a broker or other nominee.

A proxy is another person you authorize to vote on your behalf. The proxies will vote your shares on each matter as you direct. If you properly complete a proxy and do not indicate how your shares are to be voted on a matter, your proxy will be voted for the proposal to amend the Certificate of Incorporation to declassify our Board, the election of the nominees named herein as Class III directors, approval of the advisory vote on executive compensation and the ratification of Ernst & Young LLP as the firm of independent registered public accountants to serve as our auditors. Other matters that properly come before the meeting will be voted upon by the proxies in accordance with their best judgment. Our corporate secretary has not received timely and proper notice from stockholders on any other matter to be presented at the meeting.

How do I vote if I hold my shares through a broker, bank or other nominee?

If you hold your shares through a broker, bank or other nominee, you may instruct that person to vote your shares by following instructions that such person gives you. Most brokers allow voting instructions to be given by mail, by telephone and over the Internet.

What is a broker non-vote and how does it affect the voting requirements?

If your shares are held in “street name” by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If you do not give instructions, one of two things can happen. On matters on which the broker is prohibited from exercising voting authority (“non-routine” matters) your shares will not be voted, which is called a “broker non-vote”. On matters on which the broker is permitted to exercise voting authority (“routine” matters), the broker will vote your shares in its discretion. We believe that the brokers may exercise voting authority on Proposal 3 (the ratification of the independent registered public accounting firm), but may not exercise voting authority on any other items up for vote at this Annual Meeting. Brokers do not have the ability to cast votes for the election of directors, the proposed amendment to the Certificate of Incorporation to declassify the Board or the advisory vote on executive compensation unless they have received voting instructions from the beneficial owner of the shares with respect to those proposals.

How do I vote in person?

If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy in advance, even if you plan to attend the meeting. Attendance at the Annual Meeting is limited to stockholders as of the record date or their duly appointed proxies. If your shares are registered in your name, the Notice serves as your admission ticket and you must present the Notice at the meeting. If your shares are held by a broker, bank or nominee, you must bring to the meeting a brokerage statement showing ownership as of the record date. Directions to the meeting are included in the proxy card. Stockholders will be admitted to the meeting location beginning at 1:30 p.m., CDT.

Can I revoke a proxy?

Yes. You can revoke your proxy by:

•	giving written notice to our Corporate Secretary;

•	delivering a later-dated proxy or resubmitting your proxy by telephone or over the Internet; or

•	voting in person at the Annual Meeting.

If I submit a proxy, will my vote be kept confidential?

Our policy is that all proxies, ballots, and voting tabulations that can reveal how a particular stockholder has voted be kept confidential and not be disclosed, except:

•	where disclosure may be required by law or regulation;

•	where disclosure may be necessary in order for us to assert or defend claims;

•	where a stockholder expressly requests disclosure;

•	to allow the inspectors of election to certify the results of a vote; or

•	in other limited circumstances, such as a contested election or a proxy solicitation not approved and recommended by the Board.

Who will be tabulating and certifying votes at the meeting?

We have engaged Broadridge Investor Communication Solutions (“Broadridge”) to serve as the tabulator of votes and a representative of Broadridge to serve as inspector of election and to certify the votes.

Who will pay the costs and expenses for this proxy solicitation?

We will pay all costs of soliciting proxies, for reasonable expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally and by telephone, Internet and facsimile, all without extra compensation.

What is “householding” and how does it work?

We have adopted “householding,” a procedure approved by the SEC under which multiple stockholders of Sagent Pharmaceuticals stock who reside at the same address will receive a single copy of the Notice, or a single set of annual report and other proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees. If you reside at the same address as another stockholder of Sagent Pharmaceuticals stock and wish to receive a separate copy of the applicable materials, you may do so by making a written or oral request to: Sagent Pharmaceuticals Investor Relations, 1901 North Roselle Road, Schaumburg, Illinois, 60195, 847-908-1600. Upon your request, we will promptly deliver a separate copy to you. The proxy statement and our 2014 Annual Report are also available at investor.sagentpharma.com/sec.cfm and investor.sagentpharma.com/annuals.cfm, respectively. If you participate in householding and you wish to receive a separate Notice or 2014 Annual Report and other proxy materials, you may also contact Broadridge at any time, either by calling toll free 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any stockholders who share the same address and currently receive multiple copies of the Notice, or the annual report and other proxy materials, who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or Sagent Pharmaceuticals Investor Relations or Broadridge at the contact information listed above, to request information about householding.

PROPOSAL 1. ADOPTION AND APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF

INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE

ANNUAL ELECTION OF ALL DIRECTORS COMMENCING WITH THE 2016 ANNUAL

MEETING OF STOCKHOLDERS

Our Board has unanimously determined that it would be in the best interests of Sagent and our stockholders to amend our Certificate of Incorporation to declassify the Board and provide for the annual election of all directors commencing with the 2016 Annual Meeting of Stockholders, and to make certain related changes to our Certificate of Incorporation, as described below. We are asking our stockholders to approve this amendment to the Certificate of Incorporation, which is attached hereto as Appendix A.

The Board took into consideration arguments in favor of and against continuation of the classified board and determined that it is in the Company’s best interests to propose to declassify the Board. Our Board recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, enhancing long-term planning, ensuring directors serving on our Board of Directors have substantial knowledge of the Company and increasing the protection against potentially abusive and unfair takeover tactics. Our Board also recognizes that a classified structure may appear to reduce directors’ accountability to stockholders, since such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. After consideration of the foregoing and other factors, the Board of Directors believes that the benefits of moving to annual elections outweigh the reasons for keeping a classified board.

If this Proposal No. 1 is approved, the current nominees, if elected, will serve for a one-year term, rather than a three-year term, and until their successors are elected and qualified, subject to earlier resignation, removal or death, and commencing with the 2016 Annual Meeting of Stockholders, our Board will no longer be classified. If Proposal No. 2 is not approved, the nominees, if elected, will serve a three-year term and until their successors are elected and qualified, subject to earlier resignation, removal or death, and our Board will remain classified. This Proposal No. 1 will not affect the current terms of the directors elected at the 2012 and 2013 Annual Meetings of Stockholders who will continue to serve out their three-year terms, and thereafter would be eligible for reelection for one-year terms and until their successors are elected and qualified, subject to earlier resignation, removal or death. As a result, if this Proposal No. 1 is approved, beginning with the 2016 Annual Meeting of Stockholders, all directors will stand for election at each annual meeting for a term expiring at the next annual meeting and until their successors are elected and qualified, subject to earlier resignation, removal or death. This Proposal No. 1 will not change the present number of directors or the Board’s authority to change that number and to fill vacancies or newly created directorships.

Delaware corporate law provides, unless otherwise provided in the certificate of incorporation, that members of a board that is classified may be removed only for cause. At present, because the Board is classified, the Certificate of Incorporation provides that the members of the Board are removable only for cause. The proposed Amendment in Appendix A provides that, once the Board has become declassified commencing with the 2016 Annual Meeting of Stockholders, directors may thereafter be removed with or without cause.

The affirmative vote of at least 66-2/3% of all shares of common stock issued and outstanding and entitled to vote as of the record date is required for approval of this proposal. Shares that are voted “abstain” are treated the same as voting against this proposal.

If the proposed amendment to the Certificate of Incorporation is approved by the requisite vote of the stockholders, the amendment to the Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware, and as a result, commencing with the 2014 Annual Meeting of Stockholders, each class of directors to be elected at the annual meeting will be elected to terms expiring at the next annual meeting and the Board will become declassified commencing with the 2016 Annual Meeting of Stockholders, after which all directors will be elected annually for a term expiring at the next annual meeting and until their successors are elected and qualified, subject to earlier resignation, removal or death, and will be removable with or without cause. In the event the stockholders do not approve this proposal by the requisite vote, the Certificate of Incorporation will remain unchanged and the classified Board structure of the Company will remain in place with approximately one-third of the directors being elected annually to three-year terms, and directors may only be removed for cause.

The Board unanimously recommends that the stockholders vote FOR the amendment to the Company’s Certificate of Incorporation to declassify the Board and provide for the annual election of all directors commencing with the 2016 Annual Meeting of Stockholders.

PROPOSAL 2. ELECTION OF DIRECTORS

The Board currently consists of six directors and is divided into three classes, with one class of directors being elected at each annual meeting of stockholders to hold office for a three-year term and until successors of such class have been elected and qualified, subject to earlier resignation, removal or death. At this time, the Board is comprised of two Class I seats, two Class II seats and two Class III seats.

If Proposal No. 1 is approved, the nominees, if elected, will serve until the 2015 Annual Meeting of Stockholders, rather than for a three-year term, and until their successors are elected and qualified, subject to earlier resignation. removal or death, and commencing with the 2016 Annual Meeting of Stockholders, our Board will no longer be classified. See “Proposal 1 – Adoption and Approval of an Amendment to the Certificate of Incorporation to Declassify the Board of Directors and Provide for the Annual Election of All Directors Commencing with the 2016 Annual Meeting of Stockholders” in this Proxy Statement. If Proposal No. 1 is not approved, the nominees, if elected, will serve a three-year term and until their successors are elected and qualified, subject to earlier resignation, removal or death, and our Board will remain classified. The directors elected at the 2012 and 2013 Annual Meetings of Stockholders will continue to serve out their existing terms consistent with their class regardless of whether Proposal No. 1 is approved.

Upon the recommendation of its Corporate Governance and Nominating Committee, the Board has nominated Robert Flanagan and Frank Kung to be elected as Class III directors to hold office until the 2015 Annual Meeting of Stockholders if Proposal 1 is approved, and as the Class III directors to hold office until the 2017 Annual Meeting of Stockholders if Proposal 1 is not approved. Currently, Messrs. Flanagan and Kung serve as Class III directors. No nominations for directors were received from stockholders and no other candidates are eligible for election.

If elected, the nominees will serve until the expiration of their terms and their successors are elected and qualified or until their earlier resignation, removal or death. The nominees are willing to serve if elected, and the Board has no reason to believe that the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the Board, unless the stockholder has directed otherwise.

The Board unanimously recommends that the stockholders vote FOR the election of Robert Flanagan and Frank Kung to the Board as Class III directors.

OUR BOARD OF DIRECTORS

Nominees for Election as Class III Directors at the 2014 Annual Meeting

Robert Flanagan, 57, has served as a member of our Board since May 2009, and as our lead director since April 2012. Mr. Flanagan has held the position of Executive Vice President of Clark Enterprises, Inc. since 1989, overseeing the acquisition, management and development of new investment opportunities. Prior to that, Mr. Flanagan served as the treasurer, secretary and a member of the board of directors of Baltimore Orioles, Inc. Mr. Flanagan has also served on the board of directors of Martek Biosciences Corporation, where he served as Chairman, and Castle Brands, Inc. and is a Certified Public Accountant licensed in Washington, D.C. As a result of these and other professional experiences, we believe Mr. Flanagan possesses knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; people management; board governance; and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience. Mr. Flanagan received a BS in Business Administration from Georgetown University and an MST from the American University School of Business.

Frank Kung, Ph.D., 65, has served as a member of our Board since May 2006. Dr. Kung is a founding member of Vivo Ventures, LLC (formerly BioAsia Investments) and has been the managing partner since February 1997. Prior to that, Dr. Kung held the positions of co-founder, Chairman and Chief Executive Officer of Genelabs Technologies, Inc.; and co-founder of Cetus Immune Corporation (later acquired by its parent company, Cetus Corporation). Dr. Kung has served on the board of directors of the Emerging Company Governing Body of the Biotechnology Industry Organization (BIO); Mt. Jade Science and Technology Association, West Coast; the Asian American Manufacturing Association; and Nanjing King-friend Biochemical Pharmaceutical Co. He was also appointed by the U.S. Secretary of Health and Human Services as a voting member of the National Biotechnology Policy Board. As a result of these and other professional experiences, we believe Dr. Kung possesses knowledge and experience in pharmaceutical development and manufacturing; strategic planning and leadership of complex organizations; legal, regulatory and government affairs; people management; the evaluation of strategic opportunities and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience. Dr. Kung received a BS in Chemistry from the National Tsing Hua University in Taiwan and a Ph.D. in Molecular Biology and an MBA from the University of California at Berkeley.

Continuing Directors

Class I Directors Whose Term Expires in 2015

Michael Fekete, 49, has served as a member of our board of directors since July 2013. Mr. Fekete has served as an independent corporate advisor specializing in capital markets, mergers and acquisitions and general corporate strategy since 2009. From 2005 through 2009, Mr. Fekete served as the Managing Director, Head of West Coast Healthcare Investment Banking for Wells Fargo / Wachovia Securities. Prior to that, Mr. Fekete worked in investment banking at CIBC World Markets, Oppenheimer & Co., Inc., and L.F. Rothschild & Co., Inc. Mr. Fekete is a director of DFB Pharmaceuticals, a privately held specialty pharmaceutical company, and of Symetis SA, a privately held company developing minimally invasive heart valve replacement therapies for patients suffering from heart valve diseases. As a result of these and other professional experiences, we believe Mr. Fekete possesses knowledge and experience in finance and capital structure; strategic planning; the evaluation of strategic opportunities; and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience. Mr. Fekete earned a BS in business administration from the Pennsylvania State University.

Jeffrey Yordon, 65, has served as our Chief Executive Officer and chairman of our Board since March 2013, and served as our President, Chief Executive Officer and chairman of our Board from April 2006 through March 2013. Prior to joining our company, from February 1996 to March 2006, Mr. Yordon held the positions of Chief Strategic Officer, Co-Chief Operating Officer and President of American Pharmaceutical Partners (now known as Abraxis Pharmaceutical Products) and was a member of its board of directors. Prior to that, Mr. Yordon held the positions of President of Faulding Pharmaceuticals plc; Executive Vice President of Gensia Laboratories; President and Chief Executive Officer of YorPharm and Executive Vice President and President of LyphoMed, Inc. Mr. Yordon served as chairman of the board of directors of Pharmaceutical Partners of Canada and Drug Source Company and member of the board of directors of the Drug, Chemical & Associated Technologies Association. As a result of these and other professional experiences, we believe Mr. Yordon possesses knowledge and experience in pharmaceutical development, manufacturing, business development, sales and marketing; strategic planning and leadership of complex organizations; people management; and board practices of other entities that strengthen the Board’s collective qualifications, skills, and experience. Mr. Yordon received a BA from Northern Illinois University.

Class II Directors Whose Term Expires in 2016

Mary Taylor Behrens, 53, has served as a member of our Board since November 2010. Ms. Behrens has been engaged in private consulting since February 2003 and has held the position of President of Newfane Advisors, Inc., a consulting firm, since November 2004. Prior to that, from February 2001 until January 2003, Ms. Behrens served as Head or Co-Head of Merrill Lynch Investment Managers, Americas Region. From February 1998 until January 2001, Ms. Behrens was a Senior Vice President of Merrill Lynch & Co., serving as Head of Human Resources and a member of its Executive Committee. Ms. Behrens served as a member of the board of directors of Manor Care, Inc. from November 2004 until it went private in December 2007. As a result of these and other professional experiences, we believe Ms. Behrens possesses knowledge and experience in executive compensation, human resources, strategic planning, succession planning and leadership of complex organizations, and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience. Ms. Behrens holds a BA in Government from Georgetown University.

Anthony Krizman, 57, has served as a member of our Board since July 2010. Mr. Krizman has served as the Chairman of Drake House Capital LLC, a private investment firm, since July 2012. Prior to that, Mr. Krizman held the position of Assurance Partner at PricewaterhouseCoopers, LLP (“PwC”) through June 30, 2010, when he retired. In addition, his responsibilities at PwC included Midwest Region Risk Management Leader, PwC Assurance Quality Board Member and Managing Partner, Northwest Ohio Practice. During his 32-year tenure at PwC, Mr. Krizman advised his clients on a substantial number of issues including: preparation for and execution of private placements and initial public offerings, implementation of Sarbanes-Oxley reporting requirements, and due diligence relating to major acquisitions and carve-outs of business units in divestitures. Mr. Krizman has extensive experience in managing annual financial statements and internal control audits, as well as strategic special projects for companies in the healthcare, consumer packaged goods, automotive and service industries. Mr. Krizman is a Certified Public Accountant. As a result of these and other professional experiences, we believe Mr. Krizman possesses knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; people management; and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience. Mr. Krizman received a BS in Accounting and an MBA from Indiana University.

OUR EXECUTIVE OFFICERS

The following are our executive officers as of April 30, 2014:

Name	Age	Title
Jeffrey Yordon	65	Chief Executive Officer
James Hussey	55	President
Jonathon Singer	50	Executive Vice President and Chief Financial Officer
Michael Logerfo	49	Executive Vice President, Chief Legal Officer and Corporate Secretary
Albert Patterson	70	Executive Vice President, National Accounts and Corporate Development
Lorin Drake	61	Corporate Vice President, Sales
Jeffrey Greve	39	Vice President, Controller

Mr. Yordon has served as our Chief Executive Officer and chairman of our Board since March 2013, and served as our President, Chief Executive Officer and chairman of our Board from April 2006 through March 2013. Prior to joining our company, from February 1996 to March 2006, Mr. Yordon held the positions of Chief Strategic Officer, Co-Chief Operating Officer and President of American Pharmaceutical Partners (now known as Abraxis Pharmaceutical Products) and was a member of its board of directors. Prior to that, Mr. Yordon held the positions of President of Faulding Pharmaceuticals plc; Executive Vice President of Gensia Laboratories; President and Chief Executive Officer of YorPharm and Executive Vice President and President of LyphoMed, Inc. Mr. Yordon served as chairman of the board of directors of Pharmaceutical Partners of Canada and Drug Source Company and member of the board of directors of the Drug, Chemical & Associated Technologies Association. Mr. Yordon received a BA from Northern Illinois University.

Mr. Hussey has served as our President since March 2013. Prior to joining our company, Mr. Hussey served as Chief Executive Officer of NanoInk, a privately held Nanolithography company, from January 2008 through March 2013. Prior to joining NanoInk, Mr. Hussey was Vice President, Strategic Planning at Ovation Pharmaceuticals, which he joined in June 2005. Prior to that, Mr. Hussey worked for NeoPharm, Inc., Physicians Quality Care, Inc., and the Bristol-Myers Squibb Company. Mr. Hussey earned a BS in pharmacy from Butler University and an MBA from the University of Illinois at Chicago.

Mr. Singer has served as our Chief Financial Officer since September 2011, and was appointed Executive Vice President and Chief Financial Officer in March 2012. Prior to joining our company, from October 2006 to September 2011, Mr. Singer served as Senior Vice President, Treasurer, Secretary and Chief Financial Officer of Landauer, Inc. Prior to joining Landauer, Mr. Singer was Vice President of Global Finance, Chief Financial Officer of the Medical Segment, for Teleflex, Inc., which he joined in 2004. Prior to that, Mr. Singer worked for Cardinal Health Inc., R.R. Donnelly & Sons Company and KPMG LLP. Mr. Singer served as a certified public accountant licensed in Ohio, and received a BS in business administration from Miami University in Ohio and an MA in management from Northwestern University’s Kellogg Graduate School of Management.

Mr. Logerfo has served as our Executive Vice President, Chief Legal Officer and Corporate Secretary since March 2012. Prior to that, Mr. Logerfo had served as our Corporate Vice President since March 2007, our Chief Legal Officer since April 2010, and our Secretary since September 2010. From March 2007 to August 2008, Mr. Logerfo served as Chief Operating Officer of our KSCP joint venture. From October 1999 to January 2006, Mr. Logerfo held the positions of President and Chief Executive Officer of Flavine Holding Co. and its affiliates, a privately held group engaged in the development and sale of active pharmaceutical ingredients. Mr. Logerfo has been a lawyer in private practice, from September 2006 to January 2007, as a partner with the law firm Phillips Nizer, and from June 1990 to October 1999, as a member of the firm Ferro Labella Logerfo & Zucker, PC and its predecessors and successors. He is admitted to practice law in New Jersey and New York. Mr. Logerfo received a BA in Government and a JD from Georgetown University.

Mr. Patterson has served as our Executive Vice President, National Accounts and Corporate Development, since August 2012. Mr. Patterson served as our Executive Vice President, Operations, from March 2012 through August 2012, and as our Senior Vice President, Operations from June 2010 through March 2012. Prior to joining our company, from September 2004 to June 2010, Mr. Patterson held the position of Chief Executive Officer of The Bert Patterson Group, a healthcare consulting company focused on the generic pharmaceutical industry. Prior to that, from July 2003 to August 2004, Mr. Patterson held the positions of President and Chief Executive Officer of Excel Rx GSO, a group service organization concentrating on the alternate site healthcare sector. From July 1997 through July 2003, Mr. Patterson held the positions of Vice President of Pharmacy, Vice President of the Contract Center of Excellence and Vice President of Alternate Site Healthcare and Business Development of Premier, Inc., a national healthcare Group Purchasing Organization. From February 1988 through June 1997, Mr. Patterson held the positions of Director of Hospital Pharmacy, Director of the Office of Drug Product Management and internal Pharmacy Benefit Manager of the U.S. Department of Veterans Affairs. Mr. Patterson served as a member of the board of directors of the Ronald McDonald House near Loyola University Medical Center. Mr. Patterson has also served in faculty positions at Illinois, Wisconsin and Purdue Colleges of Pharmacy and as a member of the Dean’s committee at Midwestern University, Chicago College of Pharmacy. Mr. Patterson received a BS in Pharmacy from the University of Illinois College of Pharmacy.

Mr. Drake has served as our Corporate Vice President, Sales, since August 2012. Mr. Drake served as our Corporate Vice President, Sales and Marketing, from March 2012 through August 2012, and as our Vice President, Sales and Marketing from May 2006 through March 2012. Prior to joining our company, from 1998 to May 2006, Mr. Drake held the positions of Senior Director of Sales and Vice President of Sales of American Pharmaceutical Partners. Prior to that Mr. Drake held various sales related positions at Fujisawa USA and Lyphomed. Mr. Drake received a BS in Economics from Manchester College.

Mr. Greve has served as our Vice President, Controller since October 2011. Mr. Greve joined the Company in February 2011 as our Director, External and Technical Reporting. Prior to joining Sagent, Mr. Greve was a Senior Manager in the Assurance practice of PricewaterhouseCoopers LLP, which he initially joined as a Staff Accountant in 1996. Mr. Greve received a BBA with a concentration in accountancy from the University of Notre Dame and is a Certified Public Accountant.

CORPORATE GOVERNANCE

Corporate Governance Practices

Our corporate governance practices are firmly grounded in our belief that governance best practices are critical to our goal of driving sustained stockholder value.

Code of Conduct; Code of Ethics

We have a Code of Conduct that applies to all employees and independent directors. The Code of Conduct reflects our values and contains important rules our employees must follow when conducting business. We believe that the ongoing compliance with the Code of Conduct by our employees and independent directors enhances not only our culture of honesty and integrity, but also our financial performance and stockholder value.

We also have a Code of Ethics for Senior Financial Officers (“Code of Ethics”), which is applicable to our Chief Executive Officer, Chief Financial Officer, Vice President, Controller and our Vice President, Finance, Planning and Analysis as well as our independent directors.

We will disclose in the Corporate Governance section of the Investors tab on our Web site at www.sagentpharma.com any amendments to our Code of Conduct or Code of Ethics and any waiver granted to an executive officer or director under these codes.

Corporate Governance Materials Available on Our Web Site

In the Corporate Governance section of the Investors tab on our Web site at www.sagentpharma.com, stockholders and others can access our corporate governance materials, including our:

•	Certificate of Incorporation,

•	By-Laws,

•	Board committee charters

•	Code of Conduct

•	Code of Ethics, and

•	Insider Trading Policy

The information on our Web site is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the U.S. Securities and Exchange Commission (“SEC”).

Communications with the Board

The Board welcomes the submission of any comments or concerns from stockholders and other interested parties. Any stockholder or interested party who wishes to communicate with any individual director or the Board may submit such communication in writing to Sagent Pharmaceuticals, Inc., Attn: Corporate Secretary, 1901 N Roselle Road, Ste 700, Schaumburg, Illinois 60195. Correspondents are requested to mark the envelope “BOARD COMMUNICATION” and indicate the director(s) or group of directors for which the communication is intended. The Corporate Secretary will promptly forward all such communications that he or she determines to be significant to the Board or applicable director(s), and will maintain a record of all such communications that he or she deems not to be significant and report such communications to the Board on a periodic basis, but not less frequently than semi-annually.

Board Leadership Structure

Our current Board leadership structure consists of:

•	a combined Chairman and Chief Executive Officer,

•	a Lead Director,

•	qualified independent directors,

•	independent Board committees, and

•	governance practices that promote independent leadership and oversight.

The Board believes that having one individual serve as both Chief Executive Officer and Chairman benefits Sagent Pharmaceuticals and our stockholders by allowing one person to speak on behalf of the company to our stockholders, employees, business partners and consumers. The Chief Executive Officer is generally in the best position to inform our independent directors about our operations and issues important to Sagent Pharmaceuticals. Combining these roles ensures alignment of our business and strategic plans and allows timely communication between management and the Board on critical business matters given the complexity of our business.

Mr. Yordon has served as our Chief Executive Officer and Chairman since founding the Company in 2006. Based on current circumstances, the Board believes that continuing this leadership structure best meets our needs, as it has provided an effective balance of strong leadership and independent oversight. Continuing this structure will provide Sagent Pharmaceuticals with consistent leadership, allowing the Board to focus on achieving our long-term business goals. Mr. Yordon’s first-hand knowledge of operations and strategic plans as Chief Executive Officer and his extensive knowledge of the generic pharmaceuticals industry, facilitates the Board’s decision-making process because he chairs the Board meetings where the Board discusses strategic and business matters.

The Board, however, periodically evaluates our leadership structure and determines whether combining these roles is in our best interests based on circumstances existing at the time. When determining the leadership structure that will allow the Board to carry out effectively its responsibilities and best represent our stockholders’ interests, the Board considers various factors, including our specific business needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board and committee annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices.

Because the Board believes that independent Board leadership is important, it has established the role of Lead Director for times, such as the present time, when one individual serves as Chairman and Chief Executive Officer. The Lead Director is an independent director who serves as the principal liaison between the Chairman and the other independent directors and has similar responsibilities to those of the Chairman. The Board created the Lead Director position to increase the Board’s effectiveness and promote open communication among independent directors. The Lead Director works with the Chairman and other members of the Board to provide independent leadership of the Board’s affairs.

The Board has determined that the Lead Director shall:

•

in consultation with the independent directors, coordinate with the Chairman as to an appropriate schedule of Board meetings and review and provide the Chairman with input regarding the agendas for each Board meeting;

•	preside at all meetings at which the Chairman is not present including executive sessions of the independent directors and apprise the Chairman of the issues considered;

•	be available for consultation and direct communication with the Company’s stockholders;

•	call meetings of the independent directors when necessary and appropriate; and

•	perform such other duties as the Board may from time to time designate.

Our current Lead Director is Robert Flanagan, whom the Board appointed to that position in 2012. The Board believes that Mr. Flanagan is an effective Lead Director due to his independence, his leadership and the operating experience gained in his roles at Clark Enterprises, Inc. and first as a director, and then Chairman of the Board of, Martek Biosciences Corporation.

We have adopted multiple other practices that ensure full involvement by independent directors in the decision-making process to further enhance the Board’s independent leadership and oversight:

•	Independent Directors. It has been and currently is the Board’s practice that the Chairman and Chief Executive Officer should be the only member of management to serve as a director.

•	Independent Committees. The Board determined that all Board committees should consist entirely of independent directors, consistent with applicable NASDAQ listing requirements.

•

Executive Sessions. At each Board meeting, our independent directors meet without the Chief Executive Officer or other members of management present to discuss issues important to Sagent Pharmaceuticals, including matters concerning management.

•	Special Meetings. Our By-Laws allow the Lead Director, in addition to the Chairman, to call special meetings of the Board.

•

Annual CEO Evaluation. The Compensation Committee annually evaluates the Chief Executive Officer’s performance. Additionally, the Corporate Governance and Nominating Committee reviews the Chief Executive Officer’s performance and suitability as Chairman when determining whether to nominate him for re-election.

•

Board Determination of Leadership Structure. The Board retains flexibility to change our leadership structure if it believes doing so would provide more effective independent oversight and is in Sagent Pharmaceuticals’ and our stockholders’ best interests.

The Board believes that the current leadership structure contributes to the Board’s efficiency and effectiveness by having the person primarily responsible for our day-to-day operations also serve as Chairman of the Board. Our governance practices and director nomination process ensure that skilled and experienced independent directors continue to provide independent leadership to the Board while fulfilling their responsibilities. As a result, through this leadership structure, the Board effectively carries out its monitoring and oversight roles by acting as a unified whole, exhibiting strong leadership and independent oversight and making informed, independent decisions on behalf of our stockholders.

Oversight of Risk Management

Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting and reputational risks. While management is responsible for the day-to-day management and mitigation of risk, our Board is actively involved in the oversight of risks inherent in the operation of the Company’s business and the implementation of our strategic plan. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes. This oversight role is performed periodically throughout the year as part of the consideration of the strategic direction of the Company. In most cases, primary responsibility for overseeing risk assessment and management is delegated by the Board to the Audit Committee, although the Board retains ultimate responsibility for risk oversight; however, the primary responsibility for oversight of certain risks, including risks associated with the performance of our partners and product safety, is maintained by our Board.

Our Audit Committee (a) reviews with management the Company’s significant risk exposures and policies regarding the assessment and management of risk, (b) serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems, and (c) assists our Board in oversight of the Company’s compliance with legal and regulatory requirements. Each of the other committees of our Board also oversees the management of Company risks that fall within the committee’s areas of responsibility. The

Corporate Governance and Nominating Committee oversees risks related to the Company’s succession planning, governance structure and processes and the structure of the Board and its committees to ensure appropriate oversight of risk. The Compensation Committee considers risks related to the design of the Company’s compensation program and arrangements for the Company’s named executive officers, as further described in “Compensation Committee Matters – Analysis of Risk in the Compensation Architecture” below.

We believe the division of risk oversight responsibility between the Board and the Committees, with management maintaining day-to-day functional responsibility for risk management and mitigation, is an effective approach for managing the risks to our business.

Director Independence

Our By-Laws require that at least 75% of the directors on our Board meet the NASDAQ’s listing standards’ “independence” requirements. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that such person has no relationship that would interfere with the exercise of independent judgment by such person in carrying out the responsibilities of a director of Sagent Pharmaceuticals.

The Board determined that, under the NASDAQ listing standards, the following director nominees and continuing directors are independent: Mary Taylor Behrens, Michael Fekete, Robert Flanagan, Anthony Krizman, and Frank Kung. Jeffrey Yordon is not independent because he is an executive officer of Sagent Pharmaceuticals. As part of its determination of the independence of Dr. Kung, the Board considered the fact that, since May 2011, investment funds affiliated with Vivo Ventures, LLC, of which Dr. Kung is a managing partner, have had a minority equity ownership interest in Nanjing King-friend Biochemical Pharmaceutical Co. (“NKF”) of approximately 5% in the aggregate, and from May 2011 until March 24, 2012, Dr. Kung was a member of the board of directors of NKF. In October 2008, Sagent and NKF entered into a supply agreement, the initial term of which expires in 2017, pursuant to which NKF is the exclusive supplier of heparin active pharmaceutical ingredient to Sagent, and since Dr. Kung ceased serving on the board of directors of NKF, Sagent has entered into an additional commercial relationship with NKF, which was negotiated on an arm’s length basis.

Certain Relationships and Transactions with Related Persons

In accordance with its charter, the Audit Committee reviews Sagent Pharmaceuticals’ transactions in which the amount involved exceeds $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors and executive officers, stockholders beneficially owning more than 5% of our outstanding common stock and their immediate family members. The Audit Committee approves or ratifies only those related party transactions that it determines are fair and reasonable to Sagent Pharmaceuticals and in our and our stockholders’ best interests. The chair of the Audit Committee reviews and approves or ratifies transactions when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports to the committee any transaction so approved or ratified. The Audit Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve an actual, or the appearance of a, conflict of interest;

•	the impact of the transaction on the related person’s independence (as defined in the NASDAQ listing standards); and

•	whether the transaction would violate any provision of our Code of Ethics or Code of Conduct.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

As of the date of this proxy statement, there have not been any transactions that the Audit Committee has determined to be a related person transaction since January 1, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership. As a practical matter, we assist our directors and executive officers by identifying reportable transactions of which we are aware and completing and filing Section 16(a) reports on their behalf.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2013, all required filings were timely made in accordance with Exchange Act requirements, except as stated in the succeeding sentence. Late reports were filed on behalf of Jeffrey Yordon, Jonathon Singer, Michael Logerfo, Albert Patterson and Lorin Drake related to the disposal by the executives of 928, 416, 506, 396, and 347 shares, respectively, in lieu of cash payments for tax withholdings with respect to restricted stock option awards that vested on February 22, 2013. The Forms 4 were promptly filed upon discovery that reports covering the transactions had not been timely filed.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held six meetings in 2013. All incumbent directors who served as directors in 2013 attended more than 75% of the aggregate number of meetings of the Board and all committees on which they served, and each incumbent director attended the 2013 Annual Meeting.

Committees and Membership

Our Board designates the committee members and chairs based on the Corporate Governance and Nominating Committee’s recommendations. In 2013, the Board had three standing committees: Audit, Compensation and Corporate Governance and Nominating. The Board has adopted a written charter for each committee. The charters define each committee’s roles and responsibilities. All committee charters are available in the Corporate Governance section of the Investor page on our Web site at www.sagentpharma.com. During 2013, the Audit Committee held ten meetings, the Compensation Committee held six meetings, and the Corporate Governance and Nominating Committee held five meetings.

During 2013, and to date, committee membership is:

2013 Committee Membership

Name	Audit	Compensation	Corporate Governance and Nominating
Mary Taylor Behrens	—	Chair	X
Michael Fekete	X	X	—
Robert Flanagan	X	—	Chair
Anthony Krizman	Chair	—	X
Frank Kung	—	X	X

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE MATTERS

The Board determined that all of the Corporate Governance and Nominating Committee members are independent within the meaning of the NASDAQ listing standards. Under its charter, the Corporate Governance and Nominating Committee’s responsibilities include, among others:

•	Identifying, interviewing, and recommending qualified individuals for Board membership consistent with criteria approved by the Board;

•	annually reviewing and assessing the contribution and evaluating the performance of individual directors, in determining whether to recommend them for reelection to the Board;

•	making recommendations to the Board as to directors’ independence;

•	evaluating periodically and, when appropriate, making recommendations to the Board concerning the size and composition of the Board and its committees;

•	advising the Board on corporate governance matters, including developing and recommending to the Board corporate governance principles; and

•	overseeing the management development and succession planning process for the Chief Executive Officer and his direct reports and, as appropriate, evaluating potential candidates.

The Corporate Governance and Nominating Committee will consider any candidate a stockholder properly presents for election to the Board in accordance with the procedures set forth in the By-Laws. The Corporate Governance and Nominating Committee uses the same criteria to evaluate a candidate suggested by a stockholder as the committee uses to evaluate a candidate it identifies, and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a stockholder, our Corporate Secretary will notify that stockholder whether the Board decided to appoint or nominate the candidate.

Under our By-Laws, a stockholder may nominate a candidate for election as director for consideration at an Annual Meeting of stockholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 90 days, and no earlier than 120 days, before the first anniversary of the preceding year’s Annual Meeting. If we change the date of an Annual Meeting by more than 30 days earlier than the date of the previous year’s Annual Meeting or 70 days later than the date of the previous year’s Annual Meeting, then we must receive this written notice no later than 90 days, and no earlier than 120 days, before the date of our Annual Meeting. Accordingly, to be considered at the 2015 Annual Meeting of Stockholders, our Corporate Secretary must receive a stockholder’s notice of nomination on or after February 11, 2015 and on or before March 13, 2015.

AUDIT COMMITTEE MATTERS

The Board established the Audit Committee in accordance with Section 10A(m) of the Exchange Act. The Board determined that all members of the Audit Committee are independent within the meaning of the NASDAQ listing standards and Rule 10A-3(b) of the Exchange Act. The Board also determined that all Audit Committee members are financially literate within the meaning of the NASDAQ listing standards and that Anthony Krizman is an “audit committee financial expert” within the meaning of SEC regulations. No Audit Committee member received any payments in 2013 from us other than compensation for service as a director.

Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment, retention and oversight of our independent registered public accounting firm, including review of their qualifications, independence and performance.

Among other duties, the Audit Committee also oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, our systems of internal control over financial reporting and safeguarding our assets;

•	our compliance with legal and regulatory requirements; and

•	our policies with respect to risk assessment and risk management.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please e-mail us at saph@openboard.info.

Audit Committee Report for the Year Ended December 31, 2013

To our Stockholders:

Management has primary responsibility for Sagent Pharmaceuticals’ financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee of the Sagent Pharmaceuticals Board of Directors is to oversee Sagent Pharmaceuticals’ accounting and financial reporting processes and audits of its financial statements. In the performance of these duties, we perform the following procedures:

Periodically, we meet, both independently and collectively, with management and the independent registered public accounting firm, among other things, to:

•	Discuss the quality of Sagent Pharmaceuticals’ accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•	Review the overall scope and plans for the audit by the independent registered public accounting firm; and

•	Review significant audit findings prepared by the independent registered public accounting firm, together with management’s responses.

Prior to Sagent Pharmaceuticals’ filing of its Annual Report on Form 10-K for the year ended December 31, 2013 with the SEC, we also:

•	Reviewed and discussed the audited financial statements and report on internal control over financial reporting with management and the independent registered public accounting firm;

•	Discussed with the independent registered public accounting firm their evaluation of the accounting principles, practices and judgments applied by management;

•

Discussed any other items the independent registered public accounting firm are required to communicate to the Audit Committee in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence;

•

Received from the independent registered public accounting firm the written disclosures and the letter describing any relationships with Sagent Pharmaceuticals that may bear on the independent registered public accounting firm’s independence; and

•

Discussed with the independent registered public accounting firm their independence from Sagent Pharmaceuticals, including reviewing non-audit services and fees to assure compliance with regulations prohibiting the independent registered public accounting firm from performing specified services that could impair their independence, and with Sagent Pharmaceuticals’ and the Audit Committee’s policies.

Based upon the reports and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Sagent Pharmaceuticals’ Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 7, 2014.

Audit Committee:

Anthony Krizman, Chair

Michael Fekete

Robert Flanagan

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Sagent Pharmaceuticals specifically incorporates it by reference in such filing.

Pre-Approval Policies

Our Audit Committee’s policy, which it reviews annually, is to approve all audit and non-audit services (subject to the de minimis exceptions of Section 10A(i) of the Exchange Act) provided by the independent registered public accounting firm before we engage the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The Audit Committee’s policy also requires management to report on the actual fees charged by the independent registered public accounting firm for each category of service. If pre-approval is needed before a scheduled committee meeting, the Audit Committee delegates pre-approval authority to its chair. The chair must report on such pre-approval decisions at the Audit Committee’s next regular meeting.

During 2013, the Audit Committee pre-approved all audit and non-audit services provided by the independent registered public accounting firm.

Independent Registered Public Accounting Firm’s Fees

Aggregate fees for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, for 2012 and 2013 were as follows:

	2013	2012
Audit Fees	$1,218,000	$915,000
Audit Related Fees	—	26,000
Tax Fees	32,000	—
Other Fees	—	—

	$1,250,000	$941,000

“Audit Fees” include (a) the audit of our consolidated financial statements, and the audit of our internal control over financial reporting, (b) in 2012, the audit of the unconsolidated KSCP joint venture for inclusion in our Form 10-K, (c) in 2012, the audit of the unconsolidated Sagent Agila LLC joint venture for inclusion in our Form 10-K, (d) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements), (e) fees associated with consents included in registration statements and (f) fees associated with our 2013 secondary share offering. Audit Fees in 2013 and 2012 also include $185,000 and $101,000 of fees related to the 2012 and 2011 audits, respectively, which were not finalized at the time the 2013 and 2012 Proxy Statements were issued.

“Audit Related Fees” include professional services provided in connection with potential acquisition activity in 2012.

“Tax Fees” include professional services provided in connection with our acquisition of Sagent (China) Pharmaceuticals in 2013.

PROPOSAL 3. RATIFICATION OF THE RETENTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, oversight, retention and termination of our independent registered public accounting firm. The Audit Committee has retained Ernst & Young LLP, a registered public accounting firm, as our independent registered public accounting firm for 2014. Ernst & Young LLP has been our independent registered public accounting firm since our founding in 2006. The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the retention of Ernst & Young LLP as our independent registered public accounting firm.

The Audit Committee evaluates the performance of the Company’s Independent Auditors, including the senior audit engagement team, each year and determines whether to reengage the current Independent Auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities and the auditors’ technical expertise and knowledge of the Company’s global operations and industry. In connection with the mandated rotation of the Independent Auditors’ lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the new lead engagement partner.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our stockholders do not ratify the retention, the Audit Committee may investigate the reasons for the stockholders’ rejection and may consider whether to continue to retain Ernst & Young LLP or appoint another independent registered public accounting firm. Furthermore, even if the retention is ratified, the Audit Committee may appoint a different independent auditor at any time during 2014 if, in its discretion, it determines that such a change would be in Sagent Pharmaceuticals’ and our stockholders’ best interests.

We expect that a representative of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

The Board unanimously recommends a vote FOR the ratification of the retention of Ernst & Young LLP as Sagent Pharmaceuticals’ independent registered public accounting firm for 2014.

COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists entirely of independent directors who the Board determined to be independent within the meaning of the NASDAQ listing standards. None of the Compensation Committee’s members:

•	is or was an officer or employee of Sagent Pharmaceuticals;

•

is or was a participant in a “related person” transaction in 2013 (for a description of our policy on related person transactions, see “Corporate Governance – Certain Relationships and Transactions with Related Persons” in this Proxy Statement);

•	is an executive officer of another entity at which one of our executive officers serves on the board of directors; or

•	has a relationship with Sagent which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.

Responsibilities

The Compensation Committee’s responsibilities are set forth in its charter. The Compensation Committee’s responsibilities include, among other duties:

•

reviewing and approving the Chief Executive Officer’s goals and objectives, evaluating his performance in light of these goals and objectives and, based upon its evaluation, determining both the elements and amounts of the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of the Company’s named executive officers and other officers subject to Section 16 of the Exchange Act;

•	overseeing the administration and approval of annual incentive compensation and equity awards granted under our equity incentive plans to eligible participants;

•	reviewing our compensation policies and practices for employees, including non-executive and executive officers, as they relate to our risk management practices and risk-taking incentives;

•	assessing the appropriateness of, and advising the Board regarding, the compensation of independent directors for service on the Board and its committees; and

•

reviewing and discussing with management public disclosures relating to compensation matters and the issuance of a report on executive compensation in accordance with applicable rules of the SEC for inclusion in the Company’s annual report and proxy statement.

Processes and Procedures

The Compensation Discussion and Analysis, included in this Proxy Statement, addresses the Compensation Committee’s primary processes for establishing and overseeing executive compensation. Additional processes and procedures include:

•	Meetings. The Compensation Committee meets several times each year, including six meetings in 2013, to address our compensation programs and policies.

•

Role of Independent Compensation Consultant. The Compensation Committee has retained Compensation Consulting Consortium (“3C”) as its compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and to advise the Compensation Committee regarding the amount and form of executive and director compensation. The use of a consultant provides additional assurance that our executive compensation programs are reasonable, competitive and consistent with our objectives. The consultant is engaged directly by the Compensation Committee, participates in committee meetings as requested, and advises the Compensation Committee with respect to compensation trends and best practices, plan design and the reasonableness of compensation awards. In addition, with respect to the Chief Executive Officer, the consultant prepares specific compensation analyses for the Compensation Committee’s consideration. The Chief Executive Officer does not participate in the development of these analyses. The consultant plays a similar role in analyzing the amount and form of director compensation.

•

Role of Executive Officers and Management. Each year, the Chief Executive Officer presents his compensation recommendations for each of the other named executive officers, (as described under “Compensation Discussion and Analysis”). The Compensation Committee reviews and discusses these recommendations with the Chief Executive Officer and has full discretion over all recommended compensation actions. Executive officers do not play a role in determining or recommending the amount or form of director compensation.

Independence of Compensation Consultant to the Compensation Committee

3C has served as the Compensation Committee’s independent compensation consultant since 2011. During 2013, 3C provided the Compensation Committee advice and services, including:

•	participating in committee meetings;

•	providing competitive market compensation data for executive positions;

•	conducting periodic reviews of elements of compensation;

•	analyzing “best practices” and advice about designing our annual and long-term incentive plans, including selecting metrics;

•	advising on the composition of our peer groups for benchmarking pay and performance; and

•	updating the committee on executive compensation trends, issues and regulatory developments.

The Compensation Committee believes that its consultant should be able to advise the Compensation Committee independent of management’s influence. Therefore, the Compensation Committee has taken steps to satisfy this objective. The Compensation Committee retained 3C independent of management, and can utilize 3C resources independent of those used by management as required.

At least annually, the Compensation Committee reviews the types of advice and services provided by 3C and the fees charged for those services. The consultant reports directly to the Compensation Committee on all executive and director compensation matters; meets separately with the Compensation Committee outside the presence of management as requested; and speaks separately with the Compensation Committee chair and other Compensation Committee members between meetings, as necessary or desired. Interactions between 3C and management in respect of Compensation Committee matters are limited to those which the consultant needs to provide the Compensation Committee with relevant information and appropriate recommendations.

For the year ended December 31, 2013, based on the recommendation of the Company’s management, 3C provided compensation services to Sagent Pharmaceuticals in addition to the executive and director compensation consulting services provided to the Compensation Committee. The Compensation Committee approved the provision of such broad-based services to management, and is satisfied that the provision of such services does not impair the independence of its executive and director consulting service provider. Aggregate fees paid to 3C for both executive and director compensation and non-executive compensation services were less than $120,000 for the year ended December 31, 2013.

Analysis of Risk in the Compensation Architecture

Management has undertaken, and the Compensation Committee has reviewed, an evaluation of Sagent Pharmaceuticals’ compensation policies and procedures as they relate to risk management practices and risk-taking incentives.

As described below under “Compensation Discussion and Analysis,” our compensation structure is designed to incentivize executives and employees to achieve company financial and strategic goals as well as individual performance goals that promote long-term stockholder returns. The compensation architecture balances this design with multiple elements intended to discourage excessive risk-taking by executives and employees to obtain short-term benefits that may be harmful to Sagent Pharmaceuticals and our stockholders in the long term. The safeguards that effectively manage or mitigate risk, include:

•

Short-Term/Long-Term Incentive Mix. The balanced mix between short-term and long-term incentives discourages executives and employees from maximizing short-term performance at the expense of long-term performance. Our executive compensation is weighted toward long-term incentive compensation to encourage continued growth in stockholder value and ensure accountability for long-term results.

•	Award Caps. Our compensation plans provide for a limit on annual incentive awards to discourage short-term actions that may harm our long-term interests.

•	Multiple Performance Measures. Our incentive plans use multiple performance measures to discourage participants from focusing on achievement of one performance measure at the expense of another.

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Recoupment and Anti-Hedging Policies. Our recoupment policy, which is described in “Compensation Discussion and Analysis – Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements,” provides the Board (or committee thereof) the discretion to seek to recapture from an executive officer any incentive compensation paid in the event of a restatement of our financial statements, which discourages inappropriate risk-taking behavior. Our anti-hedging policy, which is discussed in “Compensation Discussion and Analysis – Anti-Hedging Policy and Trading Restrictions,” further aligns our executives’ interests with those of our stockholders.

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Ethics and Compliance Programs. The Audit Committee oversees our ethics and compliance programs that educate executives and employees on appropriate behavior and the consequences of inappropriate actions. These programs use effective approaches to ensure compliance and integrity and encourage employees and others to report concerns by providing multiple reporting avenues with a no retaliation policy.

•

Governance Practices. We have implemented good pay and governance practices that are critical to driving sustained stockholder value, including targeting pay at the median of our peer group, benchmarking compensation, using quantitative and qualitative results to determine incentive awards, engaging an independent compensation consultant and performing annual risk assessments.

In light of this evaluation, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Sagent Pharmaceuticals.

Compensation of Independent Directors

Directors who are full-time Sagent Pharmaceuticals employees receive no compensation for their services as directors.

We strive to provide competitive compensation to attract and retain highly qualified independent directors who will best represent our stockholders’ interests. With its compensation consultant’s assistance, the Compensation Committee periodically benchmarks independent director compensation against a compensation peer group and general industry data, considers the appropriateness of the form and amount of independent director compensation and makes recommendations to the Board concerning such compensation. In connection with our initial public offering, after considering market data and practices, the Compensation Committee recommended, and the Board approved, establishing our independent director compensation levels at the median of our compensation peer group.

Cash Compensation

Under our director compensation program, our independent directors receive an annual cash retainer in the amount of $40,000 per year. A director who also serves as the independent chairman of Sagent Pharmaceuticals would be entitled to an additional $15,000 annual cash retainer. During times where the chief executive officer also serves as chairman, a director appointed as the lead director is entitled to an additional $12,500 annual cash retainer. Each director who serves in the role of chairman of any committee created by the Board receives an annual retainer fee of: (1) $18,000 for the Audit Committee; (2) $10,000 for the Compensation Committee and (3) $10,000 for the Corporate Governance and Nominating Committee and any other permanent or temporary committee established by the Board. The differences in pay for the various committees are based upon the perceived differences in workload between the committees as well as the peer group compensation data provided by the consultant. Independent directors are also entitled to the following cash fees for meeting attendance:

Description	Amount
Board Meeting Fee	$2,500

Chair Meeting Fee	Audit Committee – $1,500 Compensation Committee – $1,000 Corporate Governance and Nominating Committee – $1,000

Member Meeting Fee	Audit Committee – $1,000 Compensation Committee – $1,000 Corporate Governance and Nominating Committee – $1,000

In December 2013, following a review of Director compensation by 3C and the Compensation Committee, the Board of Directors approved, effective January 1, 2014, increases were recommended to the retainer paid to the Chairman of the Audit Committee from $15,000 to $18,000, and to the fees paid to committee members for attending meetings, from $750 to $1,000.

Stock Compensation

In addition to cash compensation, the Company’s director compensation program also utilizes equity awards to further align the interests of our independent directors with the Company’s stockholders.

Initial Option Grant. Each independent director who was not immediately prior to joining the Board an employee of the Company or one of its subsidiaries will receive an option to purchase shares of the Company’s common stock upon his or her initial election or appointment to the Board, in an amount to be determined by the Compensation Committee or the Board. These options will have an exercise price equal to the closing price of our common stock on the trading day prior to the grant date and will vest in annual installments over the four-year period following the grant date beginning on the first anniversary of the grant date. Each option grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy and the 2011 Incentive Compensation Plan (the “Plan”).

Annual Stock Unit Grant. On the same date each year as annual employee grants are awarded under the Plan, each independent director then in office will also receive an award of restricted stock units. Prior to January 2014, the number of restricted stock units was determined by dividing $50,000 by the grant price determined pursuant to the Plan, rounded down to the nearest whole share. In January 2014, following a review of director compensation by 3C and the Compensation Committee, an increase was recommended and approved to the value of the annual award of restricted stock units to independent directors from $50,000 to $75,000, beginning with the 2014 annual award. The restricted stock units will vest in equal annual installments over the four-year period following the grant date. Vested restricted stock units are generally payable in stock within 30 days of vesting, although each independent director is provided with the opportunity to defer such payment until the termination of their service to the Company. Each restricted stock unit grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy and the Plan.

2013 Independent Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Behrens, Mary Taylor	$78,500	$49,992	$—	$128,492
Fekete, Michael(4)	$30,250	$49,994	$—	$80,244
Flanagan, Robert	$91,500	$49,992	$—	$141,492
Krizman, Anthony	$87,250	$49,992	$16,625	$153,867
Kung, Frank	$63,250	$49,992	$—	$113,242

(1)	Includes all meeting and retainer fees paid or deferred pursuant to the Sagent Pharmaceuticals, Inc. Compensation Plan for Independent Directors.
(2)	Each of the then-incumbent independent directors received their annual stock award grant of 3,039 restricted stock units, with an aggregate value of $49,992, on February 21, 2013. These restricted stock units will vest in equal annual installments over four years. There are 9,072 total restricted stock units outstanding for each director at December 31, 2013.
(3)	Due to a delay in granting stock options to Mr. Krizman upon joining the Board in 2010, we are paying him four additional annual cash payments of $11,625, net of taxes, in addition to those amounts we would otherwise pay him for his services as a director.
(4)	Mr. Fekete received an annual stock grant award of 2,366 restricted stock units, with an aggregate value of $49,994, on July 10, 2013, in connection with his appointment as an independent director of Sagent. These restricted stock units will vest in equal annual installments over four years.

Compensation Committee Report for the Year Ended December 31, 2013

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 7, 2014.

Compensation Committee:

Mary Taylor Behrens, Chair

Michael Fekete

Frank Kung

COMPENSATION DISCUSSION AND ANALYSIS

In our Compensation Discussion and Analysis, we:

•	describe our goals for compensating our named executive officers;

•

describe how we designed our compensation program and explain how executive compensation decisions reflect both Sagent Pharmaceuticals’ business performance and the individual performance goals for each of our named executive officers; and

•	explain the tables and other disclosures that follow.

Our “named executive officers” are those individuals who served as Sagent Pharmaceuticals’ Chief Executive Officer (“CEO”) and Chief Financial Officer during 2013, as well as those other individuals included in the 2013 Summary Compensation Table under “Executive Compensation” below.

Executive Summary of 2013 Compensation Actions

This section highlights key actions taken by the Compensation Committee (referred to in this Compensation Discussion and Analysis as the “Committee”) to align the interests of our named executive officers with those of our stockholders and improve our pay for performance position. This section is also intended to provide a better understanding of the Committee’s pay decisions relative to company performance in 2013.

Changes to our Compensation Programs. In 2013, we made certain adjustments to our executive compensation programs to improve our pay for performance alignment as well as to incent delivery of critical business outcomes. These changes are as follows:

•	Annual Incentive Design – We changed the weighting of our Annual Incentive Plan metrics as follows:

Metric	2012 Weighting	2013 Weighting
Net revenues	30%	40%
Profitability
Adjusted gross profit margin	30%	0%
Adjusted EBITDA	0%	40%
ANDA submissions	20%	0%
Product launches	20%	20%

2013 Performance and Impact to Annual Bonus Payouts. In February 2014, the Committee reviewed the Company’s performance with respect to the 2013 Bonus Plan targets. Overall, we exceeded our target for net revenue and Adjusted EBITDA, and achieved the bonus threshold level of product launches, as shown below:

•	Net revenues – $244.8 million

•	Adjusted EBITDA – $40.8 million

•	Product launches – 12

Based on these results relative to target, our overall Bonus Plan rating for 2013 is 123.8% of target. Refer to “Elements of Executive Compensation – Annual Cash Incentives” for further detail on the calculation of the 2013 Bonus Plan rating.

Our Compensation Program Design

Executive Compensation Objectives and Philosophy

The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business; (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (3) to align the interests of our executive officers and our equity holders through short- and long-term incentive compensation programs. For our named executive officers, these short- and long-term incentives are designed to accomplish these objectives by providing a significant financial correlation between our financial results and their total compensation.

A significant portion of the compensation of the named executive officers consists of equity and cash incentive compensation contingent upon the achievement of financial and operational performance metrics. These two elements of executive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received varies with our company’s financial performance. Equity compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance. Payment of cash incentives is dependent on our achievement of pre-determined financial objectives.

We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles.

To Pay for Performance

Individuals in leadership roles, particularly our named executive officers, are compensated based on a combination of total company and individual performance factors. Total company performance is evaluated primarily on the degree to which pre-established objectives are met. Individual performance is evaluated based upon several individualized leadership factors, including:

•	individual contribution to attaining specific financial objectives;

•	building and developing individual skills and a strong leadership team; and

•	developing an effective infrastructure to support business growth and profitability.

A significant portion of total compensation is delivered in the form of equity-based awards to directly link compensation with stockholder value.

To Pay Competitively

We are committed to providing a total compensation program designed to retain our highest performing employees and attract superior leaders to our company. We have established compensation levels that we believe are competitive based on our Board’s experience with pay practices and compensation levels for growth companies such as ours. The Committee has targeted overall compensation levels at the size-adjusted median of our compensation peer group, and works with its compensation consultant in achieving this target.

To Pay Equitably

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, our Board considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

In addition to short- and long-term compensation, we have found it important to provide certain of our executive officers with competitive post-employment compensation. Post-employment compensation consists primarily of two main types – severance pay and benefits continuation. We believe that these benefits are important considerations for our executive officer compensation package, as they afford a measure of financial security in the event of certain terminations of their employment and also enable us to secure their cooperation following termination. We have sought to ensure that each combined compensation package is competitive at the time the package is negotiated with the executive officer. We elect to provide post-employment compensation to our executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and our hiring needs dictate.

Market Data Used to Benchmark Pay

With the assistance of our compensation consultant, 3C, the Committee benchmarks elements of our executive compensation. Our executive’s pay elements are benchmarked against a peer group of public companies that are selected from the biotechnology and pharmaceuticals industry and reflect Sagent’s current and projected future size, product markets and the talent pool from which we recruit. Based on such criteria, the Committee included the following companies in the peer group for the competitive analyses for 2013 compensation:

Acorda Therapeutics, Inc.	Hi-Tech Pharmacal Co., Inc.
Akorn, Inc.	Impax Laboratories, Inc.
Amylin Pharmaceuticals, Inc.	InterMune, Inc.
Auxilium Pharmaceuticals, Inc.	The Medicines Company
AVEO Pharmaceuticals, Inc.	Momenta Pharmaceuticals, Inc.
Cambrex Corporation	PDL BioPharma, Inc.
Emergent BioSolutions, Inc.	ViroPharma, Inc.
Exelixis, Inc.

In determining appropriate compensation levels for the named executive officers, the Committee reviews both compensation levels for similarly situated executives at companies in the compensation peer group and general market compensation surveys.

In June 2013 with the assistance of 3C, the Committee revised the peer group used to benchmark executive compensation. The revised peer group better reflects Sagent’s current and projected future size and product markets, while continuing to reflect the talent pool from which we recruit. Based on such criteria, the Committee will include the following companies in the peer group for the competitive analyses for 2014 compensation:

Acorda Therapeutics, Inc.	Hi-Tech Pharmacal Co., Inc.
Akorn, Inc.	Lannett Company, Inc.
Albany Molecular Research, Inc.	NPS Pharmaceuticals, Inc.
Auxilium Pharmaceuticals, Inc.	Optimer Pharmaceuticals, Inc.
Cambrex Corporation	Santarus, Inc.
Cornerstone Therapeutics, Inc.	SciClone Pharmaceuticals
DepoMed, Inc.	Spectrum Pharmaceuticals, Inc.
Emergent BioSolutions, Inc.

Elements of Executive Compensation

A description of each of the compensation program elements follows. Individual compensation decisions made during 2013 are included within the appropriate category herein.

Base Salary

We provide a base salary to our named executive officers to compensate them for their services during the year and to provide them with a stable source of income. Base salaries for our named executive officers are reviewed annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require. The CEO’s base salary is approved by the independent members of the Board based on 3C’s recommendations and the Board’s review of the CEO’s performance during the previous year. The salaries for our other named executive officers are approved by the Committee based on the CEO’s recommendation and review of each officer’s performance during the previous year. The Committee targets a compensation package that is consistent with our compensation philosophy and strategically positioned at the size adjusted market median of our peer group.

In March 2013, in connection with the Company’s annual review process, the Committee reviewed the salaries of Messrs. Yordon, Singer, Logerfo and Patterson. To recognize performance and to align compensation with the size-adjusted market median levels based on current responsibilities, the Committee approved the following annual salaries, effective March 2013: Mr. Yordon, $618,000, Mr. Singer, $334,750, Mr. Logerfo, $319,300; Mr. Patterson, $288,400.

In March 2013, James Hussey, was appointed as the Company’s President. In determining the compensation package offered to Mr. Hussey, the Committee considered the size adjusted median compensation for an individual with prior experience as the chief executive officer of a public company in setting his annual salary of $420,000 and target annual cash incentive compensation at 50% of base salary.

The annual base salaries in effect for each of our named executive officers employed by us as of December 31, 2013 and 2012 are as follows:

	Annual Salary
Name	2013	2012
Jeffrey Yordon	$618,000	$600,000
Jonathon Singer	334,750	325,000
James Hussey	420,000	—
Michael Logerfo	319,300	310,000
Albert Patterson	288,400	280,000

Annual Cash Incentives

Overview

The Management Bonus Plan is a cash bonus plan designed to motivate and reward participants, including the named executive officers, for their contribution to Sagent Pharmaceuticals, for achieving our annual financial and strategic goals. The range of amounts that a named executive officer may earn is determined at the beginning of the year, and the amount actually paid is based on the financial results achieved during the year and the individual’s contribution towards achieving those results.

Using the structure of our cash incentive program, the Committee establishes a target award for each officer determined as a percentage of the officer’s base salary, which is earned based on performance against the goals set by the Committee. Officers may earn more than the target award (up to a maximum set by the Committee of 150% of the target award) if goals are exceeded, or less than the target award if goals are not achieved at the target level but achieved above a threshold level set by the Committee (payment at the threshold level is 50% of the target award). No award is earned if performance fails to meet the threshold level of performance.

For purposes of determining the 2013 cash incentive award paid to each named executive officer, in February 2014, the committee selected the following measures on which to assess the company’s performance:

Performance Measure	Description
Net revenues	Our net revenues are determined in accordance with generally accepted accounting principles. It means our gross sales less reductions for wholesaler chargebacks, rebates, returns and other allowances.

Profitability	Profitability represents our adjusted EBITDA, which is comprised of net income determined in accordance with generally accepted accounting principles plus interest expense, net of interest income, provision for income taxes, depreciation and amortization, stock-based compensation expense, the gain recorded on product rights acquired from our Sagent Agila joint venture, the gain recorded on our previously held equity interest in KSCP in connection with the acquisition of the remaining 50% equity interest in KSCP and the equity in net loss of our KSCP joint venture prior to the acquisition.

Product launches	Product launches represents the initial sale of new products into the marketplace.

The relative weight assigned to each of these measures was 40%, 40% and 20%, respectively. The 2013 financial goals were established to focus executive attention and action on financial and business performance that the Committee believed would deliver stockholder return and enhance the platform for long-term growth. In establishing these goals, the Committee consulted with management, reviewed the Company’s 2013 business plan and set goals that were attainable based upon the execution of the business plan. In placing the greatest weight on sales revenues and profitability, the Committee intended to emphasize a high level of performance against our business model, including successfully increasing our adjusted EBITDA, balanced with the need to invest in the long-term growth of the business. The Committee placed an emphasis on product launches as a way of driving a focus on the expansion of the breadth of the Company’s current portfolio, and to further emphasize the focus on sales revenue. The Committee believes that these metrics continue to be important measures, are highly correlated to total stockholder return and maintain continuity with participants.

For each measure, the Committee established a threshold, target and maximum level of performance. Maximum levels and potential payouts were established to encourage above-goal performance and results that exceed expectations. Similarly, we believe that if we do not meet our target goals, management incentive payments should be reduced accordingly. If the Company does not achieve 96% of the target level for net revenues, 60% of the target level for Adjusted EBITDA or 80% of the target level for product launches, then no payout is made for the respective goal.

The following table lists the performance measures, weightings, and related target goals for 2013, as well as actual results.

Sagent Pharmaceuticals 2013 Management Bonus Plan Measures

Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Net revenues	40%	$225 million	$233 million	$250 million	$244.8 million
Adjusted EBITDA	40%	$10.0 million	$16.6 million	$20.0 million	$40.8 million
Product launches	20%	12 launches	15 launches	18 launches	12 launches

Individual Performance Assessment

An executive officer’s individual performance assessment can range from 0% to 150%. Each year, our Chairman and CEO provides the Committee with an individual performance assessment for each of the named executive officers. He also provides the Committee, for its consideration, his compensation recommendations, including recommendations for annual incentive awards, annual equity awards and base salary increases for each of the named executive officers. The Committee reviews and discusses his recommendations, taking into account the various factors within the criteria, and may revise his recommendations based on those factors.

Specifically, in assessing individual performance and potential in the context of making executive compensation decisions, the Committee considers the named executive officer’s:

•	contributions to our overall performance;

•	individual performance relative to pre-established individual objectives discussed at the beginning of the performance cycle;

•	leadership capabilities;

•	long-term performance and potential for future advancement or ability to assume roles of greater responsibility; and

•	position against competitive market norms for similar roles.

Based on these factors, the Committee reviews individual performance ratings for each named executive officer and determines the named executive officer’s individual performance assessment from the range of percentages associated with that rating. The Committee determined that each named executive officer achieved a 100% individual performance rating for the year ended December 31, 2013.

At its February 2014 meeting, the Committee measured performance against the goals and approved the following 2013 incentive awards at 123.8% of target.

Name	Annual Incentive Plan Target (% of Salary)	Annual Incentive Plan Target ($)	Annual Incentive Plan Maximum (% of Salary)	Annual Incentive Plan Maximum ($)	2013 Annual Incentive Award (% of Salary)	2013 Annual Incentive Award ($)
Mr. Yordon	80%	$494,400	120.0%	$741,600	99.0%	$612,067
Mr. Singer	40%	133,900	60.0%	200,850	49.5%	165,768
Mr. Hussey[1]	50%	210,000	75.0%	315,000	61.9%	216,650
Mr. Logerfo	40%	127,720	60.0%	191,580	49.5%	158,117
Mr. Patterson	40%	115,360	60.0%	173,040	49.5%	142,816

[1]	Mr. Hussey’s 2013 Annual Incentive Award was prorated based on his March 2013 start date.

Long-Term Incentives – Equity Awards

Long-term incentive equity award grants are used to align the interests of our named executive officers with those of our stockholders. We grant non-qualified stock options and restricted stock to our named executive officers on an annual basis. Award ranges are based on an analysis of competitive market practice, with the midpoint of the aggregate equity award ranges, approximately equal to the size-adjusted total long-term incentive median of our peer group. An equity award above or below the midpoint of the range is based on a qualitative review of sustained individual performance and an evaluation of the potential to assume roles with greater responsibility. In all cases, awards are between 50% and 150% of the midpoint. In determining the distribution of awards for our named executive officers between stock options and restricted stock, 3C recommended, and the Compensation Committee approved, a conversion ratio of approximately two stock options for each share of restricted stock granted.

We are committed to growing stockholder value, and our incentive plans support this objective. To support the retention aspects of the program, the stock option and restricted stock awards vest one-fourth each year over four years.

Annual stock option and restricted stock awards are granted on the fourth business day immediately following the release of our annual financial results, following approval by the Compensation Committee. The exercise price for stock options and the grant price for restricted stock are both set as the closing price on the last trading day immediately preceding that date, as reported by NASDAQ.

Perquisites

Our named executive officers receive limited perquisites, including a car allowance for certain of our named executive officers. Taxes on all perquisites are the sole responsibility of the named executive officer. The types and total costs of perquisites we offer are similar to the types and costs offered at other peer companies. The Committee believes that these perquisites are important for retention and recruitment purposes. Specific executive officer perquisites are listed in the footnotes to the Summary Compensation Table under “Executive Compensation.” Other than these perquisites, named executive officers receive the same benefits as other Sagent Pharmaceuticals’ employees.

Post-Termination Compensation

Post-termination compensation consists of separation pay.

Change in Control Plan. The employment agreements for each of our named executive officers include Change in Control provisions (the “CIC Plan”). The provisions in the CIC Plan are consistent with similar plans maintained by companies in the compensation peer group, including eligibility, severance benefit levels and treatment of cash and equity incentive compensation. The separation payments are structured to help assure that our named executive officers would be available to assist in the successful transition following a change in control and provide a competitive level of severance protection if the named executive officer is involuntarily terminated without cause following a change in control. Under the CIC Plan, restricted stock and stock options only vest upon a change in control if the participant is terminated without cause or resigns for good reason within two years following the change in control. For executives who participate in the CIC Plan, Sagent Pharmaceuticals will cover all excise taxes that may be triggered by separation payments.

The severance arrangements and other benefits provided for under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) are described under “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Non-Change in Control Severance Agreements. We have entered employment agreements with each of our named executive officers. These agreements provide for certain severance payments upon termination due to death or disability, termination by the employer without cause or termination by the named executive officer with good reason. The plans facilitate recruitment and retention, as most of the companies in the compensation peer group offer similar benefits to their executives. The severance arrangements and other benefits provided for under these severance plans are described under “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, as a result of a restatement of Sagent Pharmaceuticals’ financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. The Board or appropriate committee, in its discretion, may then take such actions as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	requiring the executive officer to repay some or all of any bonus or other incentive compensation paid;

•	requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	canceling some or all of the executive officer’s restricted stock or deferred stock awards and outstanding stock options;

•	adjusting the executive officer’s future compensation; or

•	terminating or initiating legal action against the executive officer.

Anti-Hedging Policy and Trading Restrictions

Our current insider trading policy limits the timing and types of transactions in Sagent Pharmaceuticals securities by Section 16 officers, including the named executive officers. Among other restrictions, the policy:

•	allows Section 16 officers to trade company securities only during window periods (following earnings releases) and only after they have pre-cleared transactions;

•	prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•

prohibits Section 16 officers (and any member of the Section 16 officer’s family sharing the same household) from transactions in puts, calls or other derivatives on Sagent Pharmaceuticals securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Sagent Pharmaceuticals securities.

Tax Considerations

Section 162(m) of the Code limits our ability to deduct certain compensation in excess of $1 million paid to our Chief Executive Officer and to certain of our other named executive officers. This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” Moreover, as a newly public company, we may rely on an exemption under Section 162(m) of the Internal Revenue Code applicable to publicly held companies during a transition period following an initial public offering. During this transition period, we generally will be exempt from the limitations of Section 162(m), subject to certain limitations. Following the transition period, we will aim to design the performance-based compensation paid to our named executive officers so that it will satisfy the requirements for deductibility under Section 162(m). The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing our named executive officers with competitive and adequate incentives to remain with and increase our business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the Committee’s decisions. The Committee reserves the flexibility to authorize payment of compensation to the named executive officers outside the deductibility limitations of Section 162(m) under certain circumstances.

In addition, Section 409A of the Code places strict limitations on the design of compensation arrangements that constitute non-qualified deferred compensation, and imposes an excise tax on executives for non-qualified deferred compensation that does not comply with Section 409A of the Code. We carefully consider the limitations of Section 409A of the Code when awarding compensation to our employees to ensure compliance with Section 409A of the Code and to avoid the potential adverse tax consequences thereunder.

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”)

Topic 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. Our equity awards to named executive officers are structured to comply with the requirements of Topic 718 to maintain the appropriate equity accounting treatment, and we take such accounting treatment into account when designing and implementing its compensation programs.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information on the compensation awarded to, earned by or paid to the named executive officers during 2013.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings		All Other Compensation(6)	Total
Jeffrey Yordon, Chief Executive Officer(3)	2013 2012 2011	$615,231 599,999 425,612	— — —	$259,997 464,824 5,450,000	$259,992 260,072 —	612,067 360,000 228,120	$	— — —	$21,655 21,757 21,959	$1,768,942 1,706,652 6,125,691

Jonathon Singer, Executive Vice President and Chief Financial Officer(4)	2013 2012 2011	330,762 314,615 95,385	— 15,000 62,000	114,999 205,633 618,750	115,002 115,049 —	165,768 94,381 —		— — —	5,625 8,557 2,498	732,156 753,235 778,633

James Hussey(5), President	2013 2012 2011	308,716 — —	— — —	998,000 — —	— — —	216,650 — —		— — —	6,226 — —	1,529,592 — —

Michael Logerfo, Executive Vice President, Chief Legal Officer and Corporate Secretary	2013 2012 2011	312,711 307,500 280,773	— — —	114,999 205,633 —	115,002 115,049 —	158,117 93,000 65,836		— — —	8,707 8,557 8,658	709,536 729,739 355,267

Albert Patterson, Executive Vice President, National Accounts and Corporate Development	2013 2012 2011	287,415 277,575 269,484	— — —	114,999 175,218 —	115,002 98,078 —	142,816 84,000 63,245		— — —	21,513 21,460 21,639	681,745 656,331 354,368

(1)	Represents the aggregate grant date fair value of stock option grants, calculated in accordance with ASC 718. Please see Note 17 to the Consolidated Financial Statements for a description of the assumptions used in making these calculations. Following our initial public offering in April 2011, we have changed the timing of our annual stock option award grant from December to the subsequent February, to align with the release of our fiscal year results and our annual performance evaluation cycle. As such, no annual stock option awards were issued during 2011, except for Messrs. Yordon and Singer as further described in footnotes 3 and 4 below.
(2)	Represents the aggregate grant date fair value of restricted stock award grants, calculated in accordance with ASC 718. Please see Note 17 to the Consolidated Financial Statements for a description of the assumptions used in making these calculations.
(3)	The amount listed for Mr. Yordon under “Option Awards” in 2011 represents the grant date fair value of an award of 500,000 performance-based options granted following a review by the Board of Mr. Yordon’s total equity ownership in the Company.
(4)	Mr. Singer was hired into his current position on September 12, 2011. The amount paid to him under the “Bonus” column for 2011 and 2012 included guaranteed bonuses, in accordance with the terms of his hire, of $62,000 and $15,000, respectively. The amount listed for Mr. Singer under “Option Awards” in 2011 included the grant date fair value for an award of 55,000 stock options in connection with his hire.
(5)	Mr. Hussey was hired into his current position on March 25, 2013. The amount listed for Mr. Hussey under “Option Awards” in 2013 included the grant date fair value for an award of 100,000 stock options in connection with his hire.

(6)	The following table details “All Other Compensation” paid to each of our named executive officers during the fiscal years listed above.

Name	Fiscal Year	Life and Disability Insurance	Automobile Allowance	401(k) Company Match	Total All Other Compensation
Jeffrey Yordon	2013 2012 2011	$805 1,057 1,409	$13,200 13,200 13,200	$7,650 7,500 7,350	$21,655 21,757 21,959

Jonathon Singer	2013 2012 2011	1,057 1,057 352	— — —	4,568 7,500 2,146	5,625 8,557 2,498

James Hussey	2013 2012 2011	1,057 — —	— — —	5,169 — —	6,226 — —

Michael Logerfo	2013 2012 2011	1,057 1,057 1,308	— — —	7,650 7,500 7,350	8,707 8,557 8,658

Albert Patterson	2013 2012 2011	663 760 1,089	13,200 13,200 13,200	7,650 7,500 7,350	21,513 21,460 21,639

Grants of Plan-Based Awards in 2013

The following table provides information regarding each plan-based award made to our named executive officers during 2013:

Estimated future payouts under non-equity incentive plan awards(1)
Name	Grant Date	Grant type	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Jeffrey Yordon	2/21/2013 2/21/2013 2/21/2013	Bonus Plan Option Award Stock Award	247,200 — —	494,400 — —	741,600 — —	— — 15,805	— 27,282 —	— 16.45 —	— 259,997 259,992
Jonathon Singer	2/21/2013 2/21/2013 2/21/2013	Bonus Plan Option Award Stock Award	66,950 — —	133,900 — —	200,850 — —	— — 6,991	— 12,067 —	— 16.45 —	— 114,999 115,002
James Hussey	3/25/2013 3/25/2013	Bonus Plan Option Award	— —	— —	— —	— —	— 100,000	— 17.29	— 998,000
Michael Logerfo	2/21/2013 2/21/2013 2/21/2013	Bonus Plan Option Award Stock Award	63,860 — —	127,720 — —	191,580 — —	— — 6,991	— 12,067 —	— 16.45 —	— 114,999 115,002
Albert Patterson	2/21/2013 2/21/2013 2/21/2013	Bonus Plan Option Award Stock Award	57,680 — —	115,360 — —	173,040 — —	— — 6,991	— 12,067 —	— 16.45 —	— 114,999 115,002

(1)	The awards described in the columns under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were paid in February 2014 and are presented in the “Non-Equity Incentive Plan Compensation” column in the preceding Summary Compensation Table. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Cash Incentives” above for a description of our annual bonus program. The amounts presented under the threshold, target and maximum columns represent the payout if performance goals were met at the threshold, target or maximum level, respectively, established by the Compensation Committee. If no goals were met at or above the threshold level, no payout would be made.
(2)	The exercise price of the stock option awards represents the closing price of our common stock as reported by NASDAQ on the final trading date prior to the grant date.

(3)	The value of Sagent Pharmaceuticals stock option awards are determined using the Black-Scholes stock option valuation model, consistent with the calculation of compensation expense in Sagent Pharmaceuticals’ consolidated audited financial statements contained in Sagent Pharmaceuticals’ Annual Report on Form 10-K for the year ended December 31, 2013. Please see Note 17 to the consolidated financial statements and Note 1 to the preceding Summary Compensation Table for a description of the assumptions used in making these calculations.

Outstanding Equity Awards at December 31, 2013

The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2013. All of the outstanding equity awards made through December 2010 were issued under the Sagent Holding Co. 2007 Global Share Plan. Outstanding equity awards made since December 2010 were issued under our 2011 Incentive Compensation Plan.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey Yordon	8/15/2008(M) 8/15/2008 12/11/2009 7/23/2010 12/2/2010 12/13/2011(M) 2/22/2012 2/21/2013	51,035 19,138 47,845 31,896 95,691 250,000 5,272 —	— — — 15,949 31,896 — 15,818 27,282	— — — — — 250,000 — —	4.23 4.23 4.31 4.31 11.60 20.68 22.04 16.45	8/15/2018 8/15/2018 12/11/2019 7/23/2020 12/2/2020 12/13/2016 2/22/2022 2/21/2023	— — — — — — 8,850 15,805	— — — — — — 224,613 401,131	— — — — — — — —	— — — — — — — —
Jonathon Singer	9/19/2011 2/22/2012 2/21/2013	27,500 2,332 —	27,500 6,998 12,067	— — —	20.10 22.04 16.45	9/19/2021 2/22/2022 2/21/2023	— 3,915 6,991	— 99,363 177,432	— — —	— — —
James Hussey	3/25/2013	—	100,000	—	17.29	3/25/2023	—	—	—	—
Michael Logerfo	8/15/2008 12/11/2009 7/23/2010 12/2/2010 2/22/2012 2/21/2013	20,000 12,759 9,569 19,139 2,332	— 3,190 3,190 6,379 6,998 12,067	— — — — — —	4.23 4.31 4.31 11.60 22.04 16.45	8/15/2018 12/11/2019 7/23/2020 12/2/2020 2/22/2022 2/21/2023	— — — — 3,915 6,991	— — — — 99,363 177,432	— — — — — —	— — — — — —
Albert Patterson	12/11/2009 6/25/2010 6/25/2010(M) 12/2/2010 2/22/2012 2/21/2013	638 6,380 25,518 21,530 1,987 —	— 6,379 — 7,177 5,963 12,067	— — — — — —	4.31 4.31 4.31 11.60 22.04 16.45	12/11/2019 6/25/2020 6/25/2020 12/2/2020 2/22/2022 2/21/2023	— — — — 3,338 6,991	— — — — 84,718 177,432	— — — — — —	— — — — — —

(1)	The vesting schedule for our outstanding stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
8/15/2008	Stock Option	Fully vested.
8/15/2008(M)	Stock Option – Milestone Grant	Fully vested.
12/11/2009	Stock Option	Fully vested. The final tranche under this award (25%) vested on 12/11/2013.
6/25/2010(M)	Stock Option – Milestone Grant	Fully vested.
6/25/2010	Stock Option	First three tranches (75%) are vested. The final tranche (25%) vests on 6/25/2014.
7/23/2010	Stock Option	First three tranches (75%) are vested. The final tranche (25%) vests on 7/23/2014.
12/2/2010	Stock Option	First three tranches (75%) are vested. The final tranche (25%) vests on 11/22/2014.
9/19/2011	Stock Option	First two tranches (50%) are vested. The third tranche (25%) vests on 9/12/2014, and the final tranche (25%) vests on 9/12/2015.
12/13/2011(M)	Stock Option – Milestone Grant	One-half of the shares under this performance-based option are vested. The remaining one-half of the shares will vest only if we achieve $100 million of EBITDA, as measured at a quarter-end on a trailing twelve-month basis during the four-year term of the stock option award.
2/22/2012	Stock Option and Stock Award	First tranche (25%) vested on 2/22/2013, the second tranche (25%) vested on 2/22/2014, the third tranche (25%) vests on 2/22/2015, and the final tranche (25%) vests on 2/22/2016.
2/21/2013	Stock Option and Stock Award	First tranche (25%) vested on 2/21/2014, the second tranche (25%) vests on 2/21/2015, the third tranche (25%) vests on 2/21/2016, and the final tranche (25%) vests on 2/21/2017.
3/25/2013	Stock Option	First tranche (25%) vested on 3/25/2014, the second tranche (25%) vests on 3/25/2015, the third tranche (25%) vests on 3/25/2016, and the final tranche (25%) vests on 3/25/2017.

Option Exercises and Stock Vested

The following table shows for each named executive officer the number of shares acquired on the exercise of Sagent Pharmaceuticals stock options during 2013 and the value realized upon exercise.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Yordon	—	—	2,022	34,071
Jonathon Singer	—	—	889	14,980
James Hussey	—	—	—	—
Michael Logerfo	—	—	799	13,463
Albert Patterson	—	—	716	12,065

Pension Benefits

Our named executive officers did not participate in or have account balances in any qualified or non-qualified defined benefit plans sponsored by us. Our Board or Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if they determine that doing so is in our best interest.

Deferred Compensation

We do not currently provide any deferred compensation program or benefits but may elect to do so in the future.

Potential Payments upon Termination or Change in Control

The tables and narrative below describe the potential payments to each named executive officer upon termination of employment. Other than the types of compensation and benefits described in the tables below or as would be received by all other salaried employees, no other payments are earned by or would be awarded to the named executive officers. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on December 31, 2013.

Involuntary Termination Without Cause or Termination for Good Reason (Non-Change in Control Event)

We may provide separation pay and benefits to our employees, including the named executive officers, in the event of an involuntary termination without cause. An involuntary termination without cause is any company-initiated termination for reasons other than:

•	continued failure to substantially perform the job duties, other than a failure resulting from incapacity due to disability;

•	gross negligence, dishonesty or violation of any reasonable company rule or regulation if the violation results in significant damage to Sagent Pharmaceuticals; or

•	engaging in other conduct that adversely reflects on Sagent Pharmaceuticals in any material respect.

In addition, we may provide separation pay and benefits to certain officers, including the named executive officers, in the event of a termination by the officer for “good reason” (as defined in such officer’s employment agreement).

The separation pay and benefits available to all employees are generally contingent upon Sagent Pharmaceuticals receiving a general release of claims from the employee.

On a case-by-case basis, we may provide additional pay and benefits to named executive officers in excess of the amount typically payable upon an involuntary termination without cause or a termination by the officer for good reason. These additional pay and benefits amounts would be compensation for receiving non-competition, non-solicitation, non-disparagement and confidentiality agreements from our named executive officers, in addition to a general release.

The typical elements of separation pay and benefits consist of base salary continuation and outplacement assistance.

Separation Pay. Separation pay to named executive officers is typically 12 months of base salary, except for the Chief Executive Officer, who typically receives 24 months of base salary, plus pro-rata target annual cash bonus. That amount may be increased, at the discretion of management, with the approval of the Compensation Committee, in consideration of the restrictive covenants described above. Separation pay amounts are typically paid as salary continuation. In some cases, amounts are paid in a lump sum.

In the event that separation pay is considered deferred compensation, subject to Section 409A of the Code, payments that would otherwise have been payable are withheld during the six-month period following termination of employment to comply with Section 409A. We then pay the amount, in a lump sum without interest, as soon as permitted under Section 409A.

Potential Payout upon an Involuntary Termination Without Cause, For Good Reasonby the Named Executive Officer or Due to Death or Disability at December 31, 2013

Name	Severance Payment(1) ($)	Bonus Payment(1) ($)	Continuation of Benefits(2) ($)	Total ($)
Jeffrey Yordon	1,236,000	988,800	30,000	2,254,800

Jonathon Singer	334,750	133,900	30,000	498,650

James Hussey	420,000	210,000	30,000	660,000

Michael Logerfo	319,300	127,720	30,000	477,020

Albert Patterson	288,400	115,360	30,000	433,760

(1)	For the named executive officers as of December 31, 2013, the amounts reflect the following: two years of base salary continuation and target bonus for Mr. Yordon and one year of base salary continuation and target bonus for Messrs. Singer, Hussey, Logerfo and Patterson.
(2)	The amounts reflect the value of outplacement services for each of the named executive officers.

Change in Control Arrangements

The key elements of the CIC Plan, including amendments, are provided in the table below.

Plan Element	Description
Definition of Change in Control (“CIC”)

Subject to certain exceptions, the occurrence of one of the conditions below:

•     Acquisition of 30% or more of our outstanding voting securities;

•     Changes to Board membership that results in less than 50% of the current Board members elected to the Board;

•     Our merger or consolidation with another company, and

a)      we are not the surviving company; or

b)      the other entity owns 50% or more of our outstanding voting securities; or

•     Complete liquidation of Sagent Pharmaceuticals or the sale of all or substantially all of our assets.

Double Trigger for Payment of Separation Benefits under CIC Plan

•     Consummation of a CIC; and

•     Termination of employment by Sagent Pharmaceuticals other than for “cause,” as a result of death or disability or by the executive officer for “good reason,” and the termination of employment satisfies the definition of a “separation from service” under Section 409A.

Definition of “Cause”

•     Continued failure to substantially perform the participant’s job duties (other than resulting from incapacity due to disability);

•     Gross negligence, dishonesty or violation of any reasonable rule or regulation of Sagent Pharmaceuticals where the violation results in significant damage to Sagent Pharmaceuticals; or

•     Engaging in other conduct which adversely reflects on Sagent Pharmaceuticals in any material respect.

Definition of “Good Reason”	We take any other action that results in the following: • Reduction in job duties or responsibilities; • Reduction in compensation; or • Relocation beyond 25 miles

Severance Amounts

•     Chief Executive Officer – three times base salary plus target annual incentive;

•     All other named executive officers – two times base salary plus target annual incentive;

•     Outplacement services up to $30,000 in the two-year period following the CIC; and

•     The foregoing benefits are subject to non-compete and non-solicit restrictive covenants.

Treatment of Equity Awards

•     Stock options only vest upon a CIC if the participant is terminated by Sagent Pharmaceuticals other than for cause or by the executive officer for good reason and the termination of employment satisfies the definition of a “separation from service” under Section 409A and occurs within two years following such CIC or if the acquiring entity does not assume the awards.

Payment of Excise Tax	• We will gross up excise tax payable due to CIC severance

Potential Payout upon an Involuntary Termination Due to a Change in Control at December 31, 2013

The table below was prepared as though each of the named executive officers had been terminated involuntarily without cause or for good reason within a two-year period following a change in control on December 31, 2013. The assumptions and valuations are noted in the footnotes to the table.

Name	Severance Payment ($)(1)	Bonus Payment ($)(1)	Value of Unvested Stock Options ($)(2)	Value of Unvested Stock Awards ($)(2)	Continuation of Benefits ($)(3)	Excise Tax Gross Up ($)(4)	Total
Jeffrey Yordon	1,854,000	1,483,200	7,922,564	625,744	30,000	5,507,178	17,422,686

Jonathon Singer	669,500	267,800	429,320	276,794	30,000	691,359	2,364,773

James Hussey	840,000	420,000	809,000	—	30,000	843,966	2,942,966

Michael Logerfo	638,600	255,440	1,518,436	276,794	30,000	1,200,709	3,919,979

Albert Patterson	576,800	230,720	1,349,832	262,150	30,000	1,070,468	3,519,970

(1)	For the named executive officers as of December 31, 2013, the amounts reflect the following: three times base salary plus target annual incentive bonus for Mr. Yordon and two times base salary plus target annual incentive bonus for Messrs. Singer, Hussey, Logerfo and Patterson.
(2)	The amounts reflect the value of the immediate vesting of all outstanding stock options and stock awards as of the effective date of termination, based on a December 31, 2013 closing stock price of $25.38. For stock options, the value reflected is the positive difference between $25.38 and the exercise price of the applicable stock option.
(3)	The amounts reflect the value of outplacement services.
(4)	The amounts reflect the estimated value of excise taxes and associated taxes incurred in connection with the termination following a change in control. In developing this estimate, we have not valued the non-compete feature of the CIC Plan.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of our common stock beneficially owned as of March 31, 2014, unless otherwise noted, by each director, director nominee and named executive officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)	Percent of Common Stock
Directors:
Behrens, Mary Taylor	6,677	*
Fekete, Michael	—	*
Flanagan, Robert(2)(3)	622,593	2.0%
Krizman, Anthony	6,677	*
Kung, Frank(4)	7,834,389	24.6%

Officers:
Hussey, James	25,000	*
Logerfo, Michael(5)	68,353	*
Patterson, Albert	99,720	*
Singer, Jonathon	38,133	*
Yordon, Jeffrey	1,163,606	3.6%
All directors and executive officers as a group (12 persons)	9,983,925	30.6%

*	Represents less than 1% of outstanding shares.
(1)	Includes stock options that are exercisable or will become exercisable within 60 days after March 31, 2014 as follows: Ms. Behrens, 4,784 shares; Mr. Flanagan, 3,827 shares; Mr. Krizman, 4,784 shares; Mr. Logerfo, 49,148 shares; Mr. Patterson, 73,816 shares; Mr. Singer, 35,181 shares; Mr. Yordon, 515,486 shares; other executive officers, 105,858 shares.
(2)	CNF Investments II, LLC is a wholly-owned subsidiary of Clark Enterprises, Inc. Voting and investment decisions with respect to the 609,770 shares held by CNF Investments II, LLC are exercised by its managing member, Mr. Robert Flanagan. Accordingly, Mr. Flanagan or Clark Enterprises, Inc. may be deemed the beneficial holder of such shares.
(3)	Includes 2,000 shares held by Flanagan Family Limited Partnership. Mr. Flanagan is a managing member of E.O. Flanagan LLC, the general partner of Flanagan Family Limited Partnership. As a result, Mr. Flanagan may be deemed to be the beneficial owner of the shares of common stock owned by the Flanagan Family Limited Partnership.
(4)	Dr. Kung is the managing partner of Vivo Ventures. As a result, Dr. Kung may be deemed to be the beneficial owner of the shares of common stock owned by the Vivo Venture Funds.
(5)	Includes 1,000 shares as to which Mr. Logerfo disclaims beneficial ownership, as the shares are held by his son.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of December 31, 2013. Unless otherwise indicated, each of the beneficial owners has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock*
Vivo Ventures Funds(1)	7,799,737	24.5%
575 High Street, Suite 201 Palo Alto, California 94301

Franklin Resources, Inc.(2)	4,520,018	14.2%
One Franklin Parkway, Bldg 920 San Mateo, CA 94403

Morgan Stanley & Affiliates(3)	3,731,292	11.7%
100 Front Street, Suite 400 West Conshohocken, PA 19428

*	Calculated based on shares of our issued and outstanding common stock as of March 31, 2014.
(1)	Based solely upon Schedule 13G/A filed on September 16, 2013, which sets forth beneficial ownership as of September 16, 2013. Represents an aggregate of: (i) 3,576,966 shares of common stock held of record by Vivo Ventures Fund V, L.P., which shares may be deemed to be beneficially owned by Vivo Ventures V, LLC, as its sole general partner; (ii) 4,150,386 shares of common stock held of record by Vivo Ventures Fund VI, L.P., which shares may be deemed beneficially owned by Vivo Ventures VI LLC, as its sole general partner; (iii) 41,980 shares held of record by Vivo Ventures V Affiliates Fund, L.P., which shares may be deemed to be beneficially owned by Vivo Ventures V, LLC, as its sole general partner; and (iv) 30,405 shares of common stock held of record by Vivo Ventures VI Affiliates Fund, L.P., which shares may be deemed to be beneficially owned Vivo Ventures VI, LLC, as its sole general partner. For ease of reference, we collectively refer to each of the investment funds as the “Vivo Venture Funds.” Voting and investment decisions with respect to all of the shares held by Vivo Ventures Fund V, L.P. and Vivo Ventures V Affiliates Fund, L.P., are exercised by Vivo Ventures V, LLC and voting and investment decisions with respect to all shares held by Vivo Ventures Fund VI L.P. and Vivo Ventures VI Affiliates Fund, L.P., are exercised by Vivo Ventures VI, LLC.
(2)	Based solely upon Schedule 13G filed on February 11, 2014, which sets forth beneficial ownership as of December 31, 2013. The securities reported herein are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries”) of Franklin Resources Inc. (“FRI”). When an investment management contract (including a sub-advisory agreement) delegates to an Investment Management Subsidiary investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats the Investment Management Subsidiary as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, each Investment Management Subsidiary reports on Schedule 13G that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise noted therein.

The voting and investment powers held by Franklin Mutual Advisers, LLC (“FMA”), an indirect wholly-owned Investment Management Subsidiary, are exercised independently from FRI and from all other Investment Management Subsidiaries (FRI, its affiliates and the Investment Management Subsidiaries other than FMA are collectively, “FRI affiliates”). Internal policies and procedures of FMA and FRI establish informational barriers that prevent the flow between FMA and the FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective management clients.

Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services.
(3)	Based solely upon Schedule 13G/A filed on February 12, 2014, which sets forth beneficial ownership as of December 31, 2013. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to beneficially owned, by Morgan Stanley AIP GP LP, a wholly-owned subsidiary of Morgan Stanley.

PROPOSAL 4. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER

COMPENSATION

At our 2012 Annual Meeting, our stockholders recommended that we provide the opportunity on an annual basis for our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate superior executive talent, including our named executive officers, who are critical to our success. Under these programs, we seek to align pay and performance by making a significant portion of our named executive officers’ compensation dependent on (1) the achievement of specific strategic and corporate goals and (2) the realization of increased stockholder value. Additionally, we have many compensation practices that ensure that our programs are strongly aligned with our goals and strategies and promote good pay and corporate governance practices. These practices are discussed in detail under “Compensation Committee Matters” and “Compensation Discussion and Analysis” and include:

•	all members of our Compensation Committee are independent directors, within the meaning of the NASDAQ listing standards;

•	our Compensation Committee engages and receives advice from an independent compensation consultant;

•	we annually review the risk profile of our executive and broad-based employee compensation programs and have significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans and an executive incentive compensation recoupment (clawback) policy;

•	we have an insider trading policy that prohibits our named executive officers from engaging in derivative or hedging transactions in our securities;

•	the degree of compensation at risk will positively correlate to responsibility level; and

•	the mix of compensation elements is designed to reflect strategic business needs.

Our Compensation Committee has established a thorough process for reviewing and approving our compensation program designs and practices and amounts awarded to our named executive officers. Our Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of its review process, the Compensation Committee increased the weighting of net revenue to 40% and both increased the weighting of the profitability metric to 40% and adjusted the metric to Adjusted EBITDA from adjusted gross margin in our Annual Incentive Plan to emphasize the importance of profitable revenue growth in our strategic plan.

Please read “Compensation Discussion and Analysis” beginning on page 27 and “Executive Compensation” beginning on page 35 for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

We are asking our stockholders to approve our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives you, as a stockholder, the opportunity to express your views on our named executive officers’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers described in this Proxy Statement. Our Compensation Committee and our Board believe our overall process effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Sagent Pharmaceuticals’ stockholders approve, on an advisory basis, the compensation paid to Sagent Pharmaceuticals’ named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

Our named executive officer compensation as disclosed in this Proxy Statement will be approved if it receives the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote.

This vote to approve the named executive officer compensation is advisory, and therefore will not be binding on Sagent Pharmaceuticals, our Compensation Committee or our Board. However, our Board and Compensation Committee value our stockholders’ opinions. If a significant percentage of our stockholders vote AGAINST the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary or appropriate to address those concerns.

The Board unanimously recommends that you vote FOR the approval of our named executive officer compensation as disclosed in this Proxy Statement.

OTHER MATTERS THAT MAY BE PRESENTED AT THE ANNUAL MEETING

Management does not know of any matters, other than those described in this Proxy Statement, which may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons named as proxies in the proxy card to vote on these matters in accordance with their best judgment.

2015 ANNUAL MEETING OF STOCKHOLDERS

We presently anticipate that the 2015 Annual Meeting of Stockholders will be held on or about June 11, 2015.

Stockholder Proposals for the 2015 Annual Meeting

Under our By-Laws, a stockholder may propose business for consideration at an Annual Meeting of stockholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 90 days, and no earlier than 120 days, before the first anniversary of the preceding year’s Annual Meeting. If we change the date of an Annual Meeting by more than 30 days earlier than the date of the previous year’s Annual Meeting or 70 days later than the date of the previous year’s Annual Meeting, then we must receive this written notice no later than 90 days, and no earlier than 120 days, before the date of the Annual Meeting. Accordingly, to be considered at the 2015 Annual Meeting of Stockholders, our Corporate Secretary must receive a stockholder’s written proposal on or after February 11, 2015 and on or before March 13, 2015.

Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an Annual Meeting of stockholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of our proxy statement for the previous year’s Annual Meeting. If we did not hold an Annual Meeting the previous year, or if we change the date of an Annual Meeting by more than 30 days from the date of the previous year’s Annual Meeting, then the deadline is a reasonable time before we print and send our proxy materials for the Annual Meeting. Accordingly, to be considered for inclusion in our 2015 proxy statement, we must receive a stockholder’s submission of a proposal on or before December 30, 2014.

Stockholders should mail all proposals to our Corporate Secretary at Sagent Pharmaceuticals, Inc., 1901 North Roselle Road, Suite 700, Schaumburg, Illinois 60195. You may obtain a copy of our By-Laws from our Corporate Secretary by written request to the same address, or on our Web site at http://investor.sagentpharma.com/governance.cfm.

April 30, 2014	Michael Logerfo Executive Vice President, Chief Legal Officer and Corporate Secretary

APPENDIX A

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

SAGENT PHARMACEUTICALS, INC.

Sagent Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Sagent Pharmaceuticals, Inc.

SECOND: The Certificate of Incorporation is hereby amended as follows, such amendments having been duly adopted in accordance with the provisions of Section 242 of the DGCL and the provisions of the Certificate of Incorporation of the Corporation:

Section 3 of Article SIX of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following inserted in lieu thereof:

Section 3. Classes of Directors and Term of Office. The directors of the Corporation elected prior to the annual meeting of stockholders in 2016, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be and are divided into three classes, hereby designated Class I, Class II and Class III. Commencing with the annual meeting of stockholders in 2014, the directors elected at each annual meeting of stockholders, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Commencing with the annual meeting of stockholders in 2016, other than with respect to directors who may be elected by the holders of any series of Preferred Stock under specified circumstances, the classification of the directors shall terminate and all directors shall be of one class and shall be elected for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

Section 4 of Article SIX of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following inserted in lieu thereof:

Section 4. Election. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 6 of Article SIX of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following inserted in lieu thereof:

Section 6. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) directors of the Corporation elected prior to the annual meeting of stockholders in 2016 shall be removable only for cause, (ii) commencing with the annual meeting of stockholders in 2016, the directors elected at each annual meeting of stockholders shall be removable either with or without cause, and (iii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

1

THIRD: This Certificate of Amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the DGCL and the provisions of the Certificate of Incorporation of the Corporation by the holders of the requisite number of shares of common stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with the DGCL.

FOURTH: The effective date of this Amendment to the Certificate of Incorporation of the Corporation shall be June 12, 2014.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and acknowledged.

SAGENT PHARMACEUTICALS, INC.

By:
Name:

Title:

2

SAGENT PHARMACEUTICALS, INC. 1901 N. ROSELLE ROAD, SUITE 700 SCHAUMBURG, IL 60195

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M74817-P50381	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SAGENT PHARMACEUTICALS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following: Vote on Directors	☐	☐	☐

2.        To elect as Class III directors the nominees named in the Proxy Statement each to serve a one-year term (if Proposal 1 is approved) or a three-year term (if Proposal 1 is not approved), and until their successors are duly elected and qualified, subject to earlier resignation, removal or death;

Nominees:
01) Robert Flanagan
02) Frank Kung
Vote on Proposals
	The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain

1.        To adopt and approve an amendment to our Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of all directors, commencing with the 2016 Annual Meeting of Stockholders;

					☐	☐	☐
	3. To ratify the retention of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;				☐	☐	☐
	4. To hold an advisory vote to approve the compensation of the named executive officers; and				☐	☐	☐
5. To transact any other business properly presented at the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M74818-P50381

SAGENT PHARMACEUTICALS, INC.

Annual Meeting of Stockholders

June 12, 2014 2:00 PM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael Logerfo and Victoria Wohlfeil, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SAGENT PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, CDT on June 12, 2014, at the Stonegate Conference and Banquet Centre, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side